Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

PENNYSAVER USA PUBLISHING, LLC,

PENNYSAVER USA PRINTING, LLC,

ORBITER PROPERTIES, LLC,

OPENGATE CAPITAL MANAGEMENT, LLC
(solely for the purpose of Section 11.21),

HARTE-HANKS SHOPPERS, INC.,

SOUTHERN COMPRINT CO.

and

HARTE-HANKS, INC.

dated as of

September 18, 2013

i

EXHIBITS

EXHIBIT A	Form of Bill of Sale, Assignment and Assumption Agreement
EXHIBIT B	Form of Grant Deed
EXHIBIT C	Form of Trademark Assignment
EXHIBIT D	Form of Domain Name Assignment
EXHIBIT E	Form of Transition Services Agreement
EXHIBIT F	Form of Assignment and Assumption of Leases Agreement

SCHEDULES:

Schedule 1.1(a)(i)	Knowledge of the Parent
Schedule 2.1(a)(i)	Owned Real Property
Schedule 2.1(a)(ii)	Leased Real Property
Schedule 2.1(b)	Personal Property Leases
Schedule 2.1(d)(i)	Intellectual Property
Schedule 2.1(d)(iii)	Domain Names
Schedule 2.1(g)	Contracts
Schedule 2.1(p)	Certain Listed Assets
Schedule 2.2(a)	Intercompany Accounts Receivable
Schedule 2.2(f)	Harte-Hanks Logo
Schedule 2.2(l)	Other Assets
Schedule 2.3(a)	Plant Closing Liabilities
Schedule 2.3(b)	Deferred Revenues
Schedule 7.1	Interim Operations of the Business
Schedule 8.2(c)	Required Consents

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of September 18, 2013 (including the Exhibits and Schedules hereto, this “Agreement”), by and among Pennysaver USA Publishing, LLC, a Delaware limited liability company (the “HHS Purchaser”), Pennysaver USA Printing, LLC, a Delaware limited liability company (the “SCC Purchaser”), and Orbiter Properties, LLC, a Delaware limited liability company (the “RE Purchaser” and, together with the HHS Purchaser and SCC Purchaser, the “Purchasers”), and OpenGate Capital Management, LLC, a Delaware limited liability company (solely for the purpose of Section 11.21) (the “Guarantor”), on the one hand, and Harte-Hanks Shoppers, Inc., a California corporation (“HH Shoppers”), Southern Comprint Co., a California corporation (“Comprint” and, together with HH Shoppers, the “Sellers”), and Harte-Hanks, Inc., a Delaware corporation (the “Parent”), on the other hand.  The Purchasers, the Guarantor, the Sellers and the Parent are sometimes referred to herein as a “Party” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, the Sellers are wholly owned subsidiaries of the Parent that own the Purchased Assets (as defined herein) used in the Business (as defined herein);

WHEREAS, the HHS Purchaser desires to purchase from HH Shoppers, and HH Shoppers desires to sell to the HHS Purchaser, the Purchased Assets held by HH Shoppers, and in connection therewith, the HHS Purchaser desires to assume the Assumed Liabilities (as defined herein) of HH Shoppers, and the SCC Purchaser desires to purchase from Comprint, and Comprint desires to sell to the SCC Purchaser, the Purchased Assets held by Comprint, and in connection therewith, the SCC Purchaser desires to assume the Assumed Liabilities of Comprint, all on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective Boards of Directors of the Parent and the Sellers have determined that is it advisable and in the best interests of their respective stockholders that the Parties enter into and perform the transactions contemplated hereby, upon the terms and subject to the conditions provided for herein; and

WHEREAS, the members of the Purchasers have determined that is it advisable and in the best interests of such members that the Parties enter into and perform the transactions contemplated hereby, upon the terms and subject to the conditions provided for herein.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATIONS

Section 1.1            Definitions.

(a)           In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the respective meanings set forth below, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Trademark Assignment, the Domain Name Assignment, the Bill of Sale, the Grant Deed and the Lease Assignment.

“Balance Sheet” shall mean the most recent balance sheet of the Business included in the Financial Statements.

“Breach” shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement, any other agreement or any other instrument the subject of the inquiry, or any event which, with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” shall mean the business of the Sellers that is engaged in (i) the operation and distribution of local weekly advertising publications in California, (ii) the Internet offerings of the Sellers’ business related to online advertising, classifieds and other services for sales and purchases within and from the United States through the “PennySaverUSA.com” domain, and (iii) business website and search engine sales and marketing and hosting operations; provided, however, that the definition of “Business” specifically excludes the Florida Operations (which exclusion, for the avoidance of doubt, includes (and thus excludes from the definition of “Business”), and any rights the Florida Operations may have pursuant to the Florida-California Agreements.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York or San Antonio, Texas are closed generally.

“Commercial Know-How” shall mean Know-How of a commercial nature to the extent used by the Sellers primarily in the Business, and existing as of the Closing Date, including but not limited to confidential and proprietary customer lists, financial data and marketing material; provided, however, that the sale of the Commercial Know-How contemplated by this Agreement shall not include the requirement to deliver to the Purchasers any information that may be retained in non-tangible form in the unaided human memory of employees who have had access to the Commercial Know-How and who do not become Transferred Employees.

“Copyrights” shall mean copyrights, copyrightable subject matter and all registrations and applications to register the same.

“Data Room” shall mean the electronic data room posted by the Parent at https://datasite.merrillcorp.com as in effect at 11:59 p.m., Central time, on the date that is two Business Days prior to the date of this Agreement, comprising the correspondence, contracts, agreements, licenses, documents and other information made available to the Purchasers and their Representatives.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (a) the transport, operation, presence, or release into the environment, of any Hazardous Materials at the Owned Real Property or the Leased Real Property, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation of, or any obligation or alleged obligation under, any Environmental Law.

“Environmental Law” shall mean each Law relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each Law relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials, or the preservation of the environment or mitigation of adverse effects thereon and each Law with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Parent would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Florida Operations” shall mean (a) the print operation and distribution business of local weekly advertising publications in Florida, (b) Florida sales of related Internet offerings, and (c) other associated assets in Florida, in each case that were formerly owned and operated by Harte-Hanks Flyer, Inc. (n/k/a Harte-Hanks Florida, Inc.), a Subsidiary of the Parent.

“Florida-California Agreements” means (a) the Transition Services Agreement, dated as of December 31, 2012, by and among HH Shoppers, Comprint, and Coda Media Corp., a Florida corporation, and (b) the License Agreement, dated as of December 31, 2012, by and among HH Shoppers, Comprint, and Coda Media Corp., a Florida corporation, a copy of which has been provided to the Purchasers.

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” shall mean any (a) federal, state, local, municipal or other government; (b) governmental or quasi-governmental authority of any nature; (c) any governmental agency, branch, department, official, or entity and any court or other tribunal, including the United States Postal Service and the Postal Regulatory Commission; and (d) court, agency, arbitral tribunal, commission or other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Materials” shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes and other substances regulated under the terms of similar impart pursuant to Environmental Law, including petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

“Indebtedness” shall mean, as applied to any Person, (a) all liabilities and obligations, contingent or otherwise, of such Person (i) in respect of borrowed money, whether current or funded, or secured or unsecured, (ii) evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and all obligations for the deferred purchase price of assets or properties, (iv) secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (v) under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, and (vi) under banker’s acceptances or letters of credit; (b) all interest, fees, prepayment premiums and other expenses owed with respect to Indebtedness; and (c) all Indebtedness which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” shall mean all Copyrights, Technology, Patents, Trademarks, Know-How, rights in databases and data collections, and domain names and uniform resource locators, and all other intellectual or industrial property rights or counterpart rights having similar effect in any jurisdiction throughout the world.

“Know-How” shall mean trade secrets and other confidential and proprietary information.

“Knowledge of the Parent” concerning a particular subject, area or aspect of the Business’ business or affairs shall mean the actual knowledge of each of those persons set forth on Schedule 1.1(a)(i) after reasonable inquiry.

“Law” shall mean any and all federal, state or local laws, rules, regulations, Orders, judgments or decrees promulgated by any Governmental Entity.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any and all liens, encumbrances, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.  For the avoidance of doubt, Liens shall not include licenses of or other grants of rights to use Intellectual Property.

“Losses” shall mean actual losses, Liabilities, damages, claims, suits, proceedings, judgments, settlements and expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” shall mean any changes, circumstances, events or conditions that have, individually or in the aggregate, a material adverse effect on the business, results of operations, assets and properties, or condition (financial or otherwise) of the Business, taken as a whole, or that materially impair the ability of the Parent or the Sellers to consummate the transactions contemplated hereby, other than (a) any changes, circumstances, events or conditions resulting from: (i) general economic conditions in any of the markets in which the Business operates; (ii) any change in economic conditions or the financial, banking, currency or capital markets in general; (iii) any calamity or other conditions generally affecting the direct marketing services and shopper advertising industries; (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in Laws or interpretations thereof applicable to the Business or any of its assets, including the manner in which Laws are applied; (vi) changes in GAAP or interpretations thereof or other accounting principles or requirements; (vii) any actions taken, or failures to take action, or such other changes or events, in each case, to which a Purchaser has consented; (viii) the taking of any action expressly permitted by the terms of this Agreement or required to be taken by the terms of this Agreement; (ix) any failure to meet any internal or public projections, forecasts or estimates of earnings or revenues with respect to the Business; or (x) any changes to United States Postal Service postage rates, service levels, service commitments, facility access, delivery schedules or delivery frequency; provided, however, that in the case of the preceding clauses (iii) through (vi), the Business is not materially and disproportionately adversely affected thereby as compared to similarly situated businesses in similar industries; or (b) any changes, events or conditions arising out of or relating to the announcement of this Agreement or the identity of the Purchasers or any communication by the Purchasers regarding the plans or intentions of the Purchasers with respect to the Business, the Purchased Assets or the Assumed Liabilities.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Parent Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral) relating to annual or long-term cash incentives, restricted stock, stock options, stock purchases, profit sharing, severance, bonus, post-retirement insurance, deferred compensation, severance, fringe benefits or other employee benefit plan, program, policy or arrangement that is maintained or contributed to, or required to be maintained or contributed to, by the Parent or any ERISA Affiliate of the Parent, or to which the Parent or any ERISA Affiliate has or may have any Liability thereunder, or any employment, severance or consulting agreement entered into by the Parent or any ERISA Affiliate of the

Parent, in any case, for the benefit of any of the individuals who are employees, consultants or other service providers to the Business.

“Patents” shall mean issued patents and pending patent applications, patent disclosures, and any and all related divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof.

“Permitted Liens” shall mean (a) any Liens for Taxes not yet due and payable, or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (b) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers or other like Liens arising or incurred in the ordinary course of business; (c) any title retention or security interests under conditional sales contracts, and equipment leases with third parties entered into in the ordinary course of business; (d) any Liens arising from the failure of the Parent to comply with bulk sales Laws or similar Laws in any jurisdiction (subject to Seller’s indemnification obligations hereunder); (e) any Lien securing Indebtedness that is assumed by the Purchaser hereunder; (f) any easements, licenses, covenants, reservations, rights-of-way and other encumbrances or restrictions of any kind, including, without limitation, any other agreements or restrictions which are recorded in the public records or would be shown by a current survey, title commitment, title report or other similar report or listing and which do not materially impair the use of the subject Owned Real Property or Leased Real Property for the conduct of the Business as currently conducted; (g) any conditions that are shown by a survey, title commitment or title report in the Data Room; (h) any zoning, building and other similar ordinances or restrictions that do not materially impair the use of the subject Owned Real Property or Leased Real Property for the conduct of the Business as currently conducted; (i) any Liens arising or resulting from any action taken by the Purchaser or approved or consented to by the Purchaser; (j) the terms of the leases related to the Leased Real Property and the Personal Property Leases and Liens of the lessor thereunder for sums not yet due and payable; and (k) any imperfections of title that are not material to the ownership or use of any individual Purchased Asset.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Pre-Closing Environmental Liabilities” shall mean all liabilities resulting or arising from violations of or non-compliance with Environmental Laws occurring on or prior to the Closing Date in connection with operations at the Owned Real Property or Leased Real Property or in connection with the Business and Environmental Claims, including liability for the investigation, removal or remediation of Hazardous Materials at, on, under or from the Owned Real Property or Leased Real Property resulting from the presence or release of Hazardous Materials on or prior to the Closing Date.

“Property Tax” or “Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Representatives” shall mean a Person’s Affiliates, directors, managers, officers, employees, agents, financing sources, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.

“Software” means all computer programs, including software implementation of algorithms, models and methodologies, whether in source code, object code, human readable or other form, including, but not limited to, microcode, firmware, operating systems, scripts, utilities, APIs, applications and specifications.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments of any kind whatsoever imposed by any federal, state or local Governmental Entity, including interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

“Tax Benefits” shall mean the Tax savings (whether measured in terms of a reduction of Taxes paid or that otherwise would have been paid or payable) arising from any increased deductions, losses, or credits then allowable or decreases in income, gains or recapture of Tax credits then allowable (including by way of amended returns, estimates, information statements and reports required to be filed with any taxing authority).

“Tax Contest” shall mean any deficiency, proposed adjustment, adjustment, assessment audit, examination or other administrative or court proceeding, suit, dispute or other claim.

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means trade secrets, proprietary information, customer lists, technical information, confidential information, test information, inventions (whether patentable or not), discoveries, improvements, ideas, designs, industrial designs, Software, methods, techniques, know-how, formulae, processes, practices, procedures, manuals, policies, conceptions, compositions, and methods, whether or not patentable or susceptible to any other form of legal protection, specifications, engineering data, results, databases and data collections, composition services, research records, records of inventions, market surveys and marketing know-how, works of authorship, and the copyrights therein.

“Trademarks” shall mean trademarks, trade dress, service marks, business names, brand names, slogans, logos, trade names, and all registrations and applications to register the same and the goodwill associated therewith.

“Transfer Taxes” shall mean all sales, use, transfer, recording, ad valorem, documentary, registration, conveyance, excise, license, stamp, duties or similar Taxes, and all fees imposed by a Governmental Entity related to such Taxes, including interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

(b)                                 Terms Defined Elsewhere.  Solely for convenience, the following is a list of terms that are defined in the section of this Agreement set forth after each such term below:

Accounting Firm	Section 3.2
Accounts Receivable	Section 2.1(j)
Agreement	Preamble
Allocation Schedule	Section 3.2
Alternate Debt Financing	Section 7.18(c)
Alternative Financing Commitment	Section 7.18(c)
Assumed Liabilities	Section 2.3
Balance Sheet Date	Section 5.6
Bill of Sale	Section 4.2(a)
Books and Records	Section 2.1(e)
Business Related Software	Section 5.14(b)
Cash Purchase Price	Section 3.1
Claim Notice	Section 10.4(a)
Closing	Section 4.1
Closing Date	Section 4.1
Code	Section 3.2
Company Cash	Section 2.1(q)
Comprint	Preamble
Confidentiality Agreement	Section 7.4
Consents	Section 5.5
Contract	Section 2.1(g)
Controversy	Section 11.10
Disclosure Letter	Article V
Domain Name Assignment	Section 4.2(c)
Exchange Act	Article V
Excluded Assets	Section 2.2
Financial Statements	Section 5.6
Financing	Section 6.4
Financing Commitment	Section 6.4
Flex Plan	Section 7.16(f)
Form 8594	Section 3.2
Grant Deed	Section 4.2(b)
Guarantor	Preamble
Harte-Hanks Mark and Logo	Section 2.2(f)
HH Shoppers	Preamble
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
Instrument of Assignment and Bill of Sale	Section 4.2(a)
Inventory	Section 2.1(i)
Lease Assignment	Section 4.2(e)
Leased Real Property	Section 2.1(a)(ii)
Licensed Software	Section 5.14(b)
Licenses and Permits	Section 2.1(h)
Machinery	Section 2.1(c)
Material Agreement	Section 5.9(a)
Natural Hazard Areas	Section 11.20
Notice	Section 11.10
Notice Period	Section 10.4(c)
Owned Real Property	Section 2.1(a)(i)
Parent	Preamble
Parent Benefit Plans	Section 5.12
Parent Deductible	Section 10.2(b)(i)
Parent Indemnified Parties	Section 10.3(a)
Personal Property Leases	Section 2.1(b)
Party	Preamble
Proprietary Software	Section 5.14(b)
Purchase Price	Section 3.1
Purchased Assets	Section 2.1
Purchasers	Preamble
Purchasers Deductible	Section 10.3(b)(i)
Purchasers Indemnified Parties	Section 10.2(a)
Purchasers Plan	Section 7.16(c)
Purchasers Savings Plan	Section 7.16(d)

RE Purchaser	Preamble
Response	Section 11.10
Retained Liabilities	Section 2.4
Reverse Termination Fee	Section 9.2
SEC	Article V
Sellers	Preamble
Software	Section 5.14(b)
Tax Refunds	Section 2.2(b)
Trademark Assignment	Section 4.2(c)
Transfer Tax Returns	Section 7.8(a)
Transferred Employees	Section 7.16(a)
Transferred Intellectual Property	Section 2.1(d)
Transition Services Agreement	Section 4.2(d)

ARTICLE II.
SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 2.1                                   Sale and Transfer of the Purchased Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, HH Shoppers shall sell, convey, assign, transfer and deliver to the HHS Purchaser (or if any of such assets, properties and rights are held by one or more Subsidiaries of HH Shoppers, HH Shoppers shall cause such Subsidiary to sell, convey, assign, transfer and deliver to the HHS Purchaser), and Comprint shall sell, convey, assign, transfer and deliver to the SCC Purchaser (or if any of such assets, properties and rights are held by one or more Subsidiaries of Comprint, Comprint shall cause such Subsidiary to sell, convey, assign, transfer and deliver to the SCC Purchaser), and each respective Purchaser shall purchase, acquire, receive and accept from the applicable Seller, free and clear of all Liens (other than Permitted Liens), all of such Seller’s right, title and interest in and to (x) all of the tangible assets located at the Owned Real Property or Leased Real Property used primarily in the Business and (y) all of the other assets, and rights used primarily in the Business, as each may exist as of the Closing Date, subject to the exclusion of the Excluded Assets (the “Purchased Assets”).  The Purchased Assets shall include, without limitation, the following assets, properties and rights as each may exist as of the Closing Date:

(a)                                 Real Property.

(i)                                     That tract or parcel of real property set forth on Schedule 2.1(a)(i) (the “Owned Real Property”) and all of the rights arising out of the ownership thereof or appurtenant thereto, together with all buildings, structures, facilities, fixtures and other improvements thereto;

(ii)                                  To the extent their transfer is permitted under the terms thereof or an appropriate permission or consent is obtained, the leases and subleases of real property set forth on Schedule 2.1(a)(ii) (the “Leased Real Property”), as to which one of the Sellers is a lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and all other rights subleases, licenses, permits, deposits and profits appurtenant or related to such leases and subleases;

(b)                                 Personal Property Leases.  To the extent their transfer is permitted under the terms thereof or an appropriate permission or consent is obtained, the leases and subleases of tangible personal property used primarily in the Business at the Owned Real Property and the Leased Real Property, including those described on Schedule 2.1(b), and any rights appurtenant to such leases and subleases (the “Personal Property Leases”);

(c)                                  Machinery and Equipment.  The machinery, equipment, automotive equipment, trailers, trucks, forklifts, motor vehicles, rolling stock, tools, furniture, furnishings, office equipment (including telecommunication equipment), goods and other tangible items of personal property owned or, to the extent their transfer is permitted under the terms thereof or an appropriate permission or consent is obtained, leased by the Sellers and which are located at the Owned Real Property or the Leased Real Property, or otherwise used primarily in the Business (the “Machinery”), and including all warranties and guarantees, if any, existing for the benefit of the Sellers in connection with the Machinery to the extent their transfer is permitted under the terms thereof or an appropriate permission or consent is obtained;

(d)                                 Intangible Property.

(i)                                     Intellectual Property.  The Intellectual Property used primarily in the Business, including the Trademarks listed on Schedule 2.1(d)(i) (the “Transferred Intellectual Property”);

(ii)                                  Commercial Know-How.  The Commercial Know-How; and

(iii)                               Domain Names.  The domain names (including all related sub-domain names), websites and uniform resource locators listed on Schedule 2.1(d)(iii);

(e)                                  Books and Records.  The books and records of the Sellers to the extent used primarily in the Business, including (i) books and records relating to the Commercial Know-How or the business, commercial, financial, manufacturing or other information of the Business, regardless of form, and (ii) marketing materials related to the Business, but excluding Tax Returns, tax records, work papers and the corporate books and records of the Sellers or any of their Affiliates (the “Books and Records”); provided, however, that the Sellers may retain a copy of the Books and Records for legal and accounting archival purposes;

(f)                                   Software.  All of the Proprietary Software used primarily in the Business and, to the extent their transfer is permitted under the terms thereof or an appropriate permission or consent is obtained, (i) the Licensed Software used in the Business, and (ii) the generally commercially available software used in the Business, including software available through retail stores, software that is subject to “shrink-wrap” or “click-through” license agreements, or software that is pre-installed as a standard part of hardware purchased by the Sellers; provided, however, that any human resources, accounting or sales force software used in the Business will not be transferred to the Purchasers;

(g)                                  Contracts.  The Florida-California Agreements, the contracts set forth on Schedule 2.1(g), and to the extent their transfer is permitted under the terms thereof or an appropriate permission or consent is obtained, all commitments, contracts, agreements and other legally binding arrangements, written or oral, to which any of the Sellers is a party or by which any of the Sellers is bound, in each case relating primarily to the Business or the Purchased Assets (the “Contracts”); provided, however, for avoidance of doubt, except as expressly set forth on Schedule 2.1(g), the Contracts shall not include any contracts, agreements or other commitments related to employment by the Sellers or any of their Affiliates prior to the Closing Date, which shall remain Retained Liabilities under Section 2.4(g) below;

(h)                                 Licenses and Permits.  To the extent their transfer is permitted under the terms thereof or an appropriate permission or consent is obtained, the licenses, permits, certificates of authority, authorizations, approvals, registrations, qualifications, waivers and similar consents granted or issued by any Governmental Entity to the extent related to the operation of the Business, the Owned Real Property, or the Leased Real Property (the “Licenses and Permits”);

(i)                                     Inventory.  All raw materials, work in process and finished products of the Business (the “Inventory”);

(j)                                    Accounts Receivable.  All notes and accounts receivable of the Business, other than those described in Schedule 2.2(a) (the “Accounts Receivable”);

(k)                                 Prepaid Expenses and Other Current Assets.  Prepaid expenses and other current assets of the Business, except those assets that are Excluded Assets (the “Prepaid Expenses and Other Current Assets”);

(l)                                     Claims and Causes of Action.  All claims and causes of action to the extent they arise from the Purchased Assets or the Business (whether known or unknown, matured or un-matured, accrued or contingent) other than (i) claims or causes of action arising under this Agreement or the transactions contemplated hereby, or (ii) claims or causes of action relating to the Excluded Assets or Retained Liabilities; and

(m)                             Goodwill.  All goodwill of the Business;

(n)                                 Warranties.  All rights under express or implied warranties from the providers of goods and services in connection with the operation of the Purchased Assets, the ownership of the Purchased Assets, or the conduct of the Business;

(o)                                 Telecom Numbers.  All telephone, facsimile and other necessary telecom numbers and codes used primarily in the Business;

(p)                                 Certain Listed Assets.  Those assets described on Schedule 2.1(p);

(q)                                 Cash and Cash Equivalents; Bank Accounts.  Cash and cash equivalents, including any marketable or other securities, and accrued interest, dividends or other earnings thereon, wherever located (collectively, the “Company Cash”), and all bank accounts, deposit and lockbox arrangements and other locations where financial instruments or financial records are maintained by or on behalf of the Business; and

(r)                                    Other Assets.  All other tangible assets of the Business reflected in the Financial Statements or acquired prior to the Closing, except those assets that are Excluded Assets or that have been disposed of in the ordinary course of operation of the Business since the date of the Financial Statements.

After the Closing Date, the Sellers shall take all action (or shall cause their respective Affiliates to take all actions) reasonably requested by the Purchasers to effect the provisions of this Section 2.1, including the prompt delivery of any Purchased Assets that are inadvertently not transferred at Closing.

Section 2.2                                   Excluded Assets.  Notwithstanding any other provisions in this Agreement, the Sellers shall retain, and the Purchasers shall not acquire, any right, title and interest in and to the following assets, properties or rights (the “Excluded Assets”);

(a)                                 Intercompany Accounts Receivable.  The accounts receivable described in Schedule 2.2(a);

(b)                                 Tax Refunds.  Any refunds, credits or other assets or rights (including interest thereon or claims therefor) with respect to any Taxes incurred in the operation of the Business prior to the Closing Date (the “Tax Refunds”) paid by the Sellers or any of their Affiliates, or for which the Sellers or their Affiliates are responsible;

(c)                                  Insurance Policies.  Any insurance policies at any time in effect or claims, causes of action, proceeds or other rights with respect thereto, and any reimbursement for, or other benefit associated with, prepaid insurance, including, without limitation, insurance policies covering events occurring in whole or in part prior to the Closing Date;

(d)                                 Employee Benefit Assets.  Except as expressly provided in Section 7.16, all assets relating to the Parent Benefit Plans;

(e)                                  Rights Under Agreements.  Except as expressly provided herein, all rights of the Sellers under this Agreement and any other agreements, instruments and certificates delivered by the Sellers in connection with this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby;

(f)                                   Names and Logos.  Except as provided in Section 7.13, the name and mark “Harte-Hanks” and any names (including Internet domain names) or marks containing or comprising the name and mark “Harte-Hanks” or related thereto, including any names or marks (including Internet domain names) similar thereto or dilutive or derivative thereof, and the logo depicted on Schedule 2.2(f) and any logos containing or comprising such logo or related thereto, including any logos similar thereto or derivative or dilutive thereof (collectively, the “Harte-Hanks Mark and Logo”), and the goodwill associated therewith;

(g)                                  Domain Names.  Any domain name (including all related sub-domain names), uniform resource locator or website not used primarily in the Business, or not listed on Schedule 2.1(d)(iii);

(h)                                 Capital Stock.  All of the capital stock or equity interests of the Parent and its direct and indirect Subsidiaries;

(i)                                     Retained Records.  All minute books, stock transfer ledgers, and corporate seals of the Sellers and all payroll, personnel and employment records for all current or former employees of the Sellers to the extent that their transfer is prohibited by applicable Law; provided, however, that the Purchasers will be provided with reasonable access to such retained records and documents;

(j)                                    Tax and Financial Records.  All of the Sellers’ Tax Returns, Tax and financial records pertaining to the operation of the Business; provided, however, that the Purchasers will be provided with and entitled to retain a copy of all such retained records and documents to the extent relating to Taxes for which the Purchasers are responsible pursuant to Section 7.8;

(k)                                 Litigation Claims.  Any rights (including indemnification) and claims and recoveries under litigation available to the Parent or the Sellers arising out of or relating to events that occurred before, at or following the Closing if and to the extent related to any of the Excluded Assets or Retained Liabilities, whether arising by way of counterclaim or otherwise; and

(l)                                     Other Assets.  All other assets, properties or rights of the Sellers not expressly included in the Purchased Assets, including the assets set forth on Schedule 2.2(l).

After the Closing Date, the Purchasers shall take all action (or shall cause their Affiliates to take all actions) reasonably requested by the Parent to effect the provisions of this Section 2.2, including the prompt return of any Excluded Assets that were owned by the Sellers and were transferred inadvertently at Closing.

Section 2.3                                   Assumed Liabilities.  At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Purchasers shall only assume, and shall pay, perform and discharge when due, the following Liabilities relating to or arising out of the Business or the Purchased Assets (the “Assumed Liabilities”):

(a)                                 Plant Closing Liabilities. Those Liabilities associated with the closure of the Sellers’ Rancho Cordova plant immediately prior to the Closing as set forth on Schedule 2.3(a);

(b)                                 Deferred Revenues. Those Liabilities associated with the deferred revenues as set forth on Schedule 2.3(b);

(c)                                  Contracts. All Liabilities arising or to be performed after the Closing under the transferable Purchased Assets, including Contracts, Licenses and Permits and Transferred Intellectual Property, open purchase orders (including any releases pursuant to such purchase orders), open bids and sales contracts included in the Contracts, which were accepted or made in the ordinary course of business of the Business prior to the close of business on the Closing Date; provided, however, that Assumed Liabilities shall not include any Liabilities (i) arising from or related to any breach by a Seller of any Contract, or (ii) arising from or related to any event, circumstance, or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach of any Contract;

(d)                                 Purchase of Supplies and Materials. All obligations for the purchase of raw materials, supplies and repair and maintenance materials not received prior to the close of business on the Closing Date and not included in the Inventory under open supply contracts, purchase orders and commitments included in the Contracts, which were given or made in the ordinary course of business of the Business;

(e)                                  Accounts Payable and Current Liabilities. All accounts payable (other than any intercompany accounts payable) of the Business (the “Accounts Payable”) arising after the Balance Sheet Date in the ordinary course of business and all Current Liabilities that are not Retained Liabilities;

(f)                                   Environmental Claims. All Liabilities relating to Environmental Claims to the extent arising out of the ownership, occupation or operation of the Business following the Closing, the Owned Real Property, the Leased Real Property or the Purchased Assets or associated with the release of any Hazardous Materials by the Business at or on the Owned Real Property or the Leased Real Property following the Closing, but excluding all Pre-Closing Environmental Liabilities;

(g)                                  Certain Taxes. All Liabilities for Transfer Taxes pursuant to Section 7.8 and all Liabilities for other Taxes, other than Property Taxes covered by Section 2.3(h), arising out of the ownership of the Purchased Assets or the operation of the Business on and after the Closing Date;

(h)                                 Property Taxes. The Purchasers’ portion of all Liabilities related to Property Taxes relating to the Purchased Assets, as determined in accordance with Section 7.8(b) including any supplemental assessments or other redetermination of Property Taxes which are assessed for the fiscal tax year in which the Closing Date occurs, whether such Taxes are assessed prior to, on or after the Closing Date and whether such Taxes are due to, or based upon, any improvement made to the Owned Real Property or any change in use or ownership of the Owned Real Property on and after the Closing Date;

(i)                                     Employee Liabilities. Except as otherwise provided in this Agreement, all Liabilities relating to or arising out of the hiring or employment of the Transferred Employees by the Purchasers following the Closing, but specifically excluding any item that constitutes a Retained Liability as set forth in Section 2.4(g) below;

(j)                                    Worker’s Compensation. All Liabilities of any nature concerning or relating to any and all applicable worker’s compensation statutes or similar Laws to the extent such Liabilities are based on a condition, event or circumstance occurring or existing after the Closing with respect to employment of a Transferred Employee by the Purchasers;

(k)                                 Conduct of Business. All Liabilities of the Sellers and their Affiliates to the extent arising out of or relating to the Business or the Purchased Assets, whether known or unknown, fixed or contingent, to the extent such Liabilities are based on a condition, event or circumstance existing after the Closing, other than those Liabilities expressly excluded by this Agreement;

(l)                                     Return Claims.  All Liabilities for the return of, or payments with respect to, the Business, including, refunds, claims for refunds relating to SaverTime coupon offerings, chargebacks and rebates, in each case to the extent of the reserve therefor included in the Balance Sheet; and

(m)                             Other Assumed Liabilities. All Liabilities expressly assumed by the Purchaser under any provision of this Agreement, the Ancillary Agreements, or any other agreement, instrument or certificate delivered by the Purchaser in connection with the transactions contemplated hereby or thereby.

Section 2.4                                   Retained Liabilities.  It is expressly agreed that the Purchasers are assuming only the Assumed Liabilities and are not assuming any other Liability of the Sellers (or any predecessor or Affiliate of any Seller or any owner or prior owner of all or part of the Businesses and the Purchased Assets) of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain obligations and liabilities of the Sellers (all such liabilities and obligations not being assumed being herein referred to as (the “Retained Liabilities”), and notwithstanding anything to the contrary in this Section 2.4, the Retained Liabilities shall include, without limitation, the following:

(a)                                 Excluded Assets.  Liabilities arising out of the Excluded Assets;

(b)                                 Borrowed Money.  All Liabilities for Indebtedness, and any contracts or agreements related to the same, except to the extent assumed by the Purchasers in accordance with Section 2.3;

(c)                                  Intercompany Accounts Payable.  All intercompany accounts payable of the Sellers and their Affiliates with respect to the Business;

(d)                                 Environmental Claims.  All Pre-Closing Environmental Liabilities;

(e)                                  Certain Taxes.  All Liabilities for (i) Taxes arising from or related to the Sellers’ and their Affiliates’ operation of the Business or the ownership of the Purchased Assets prior to the Closing Date, and (ii) that portion of the Property Taxes allocated to the Sellers pursuant to Section 7.8, but excluding any Taxes arising from transactions engaged in by the Purchasers after the Closing Date;

(f)                                   Litigation.  Any Liabilities (including indemnification obligations) under litigation arising out of or relating to events that occurred prior to the Closing, or following the Closing if and to the extent related to any of the Excluded Assets or Retained Liabilities, whether arising by way of counterclaim or otherwise;

(g)                                  Employee Liabilities.  All Liabilities (i) relating to or arising out of the employees of the Sellers and their Affiliates prior to the Closing Date (including all Liabilities of any nature arising out of or related to events occurring prior to the Closing Date concerning or relating to (A) any and all applicable worker’s compensation statutes or similar Laws, or (B) any Parent Benefit Plan, pension, or other post-retirement benefits, or non-qualified deferred compensation liability, and any multi-employer plan withdrawal liability); (ii) for any severance pay or other termination related costs with respect to any employee of the Sellers or their Affiliates; and (iii) for salaries, commissions, bonuses, deferred compensation or like payments to any Transferred Employee or any director, officer or employee of the Sellers or their Affiliates for the period prior to the Closing;

(h)                                 Conduct of Business. All Liabilities of the Sellers and their Affiliates to the extent arising out of or relating to the Business or the Purchased Assets, whether known or unknown, fixed or contingent, to the extent such Liabilities are based on a condition, event or circumstance existing at or prior to the Closing;

(i)                                     Contracts. Any Liability of the Sellers under any agreement, contract, commitment, license or lease, other than the Contracts, and any Liability (i) arising from or related to any breach by a Seller of any Contract occurring or existing prior to the Closing, or (ii) arising from or related to any event, circumstance, or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach of any Contract;

(j)                                    Bulk Sales and Transfer Laws. Any Liabilities which the Purchaser may become liable for as a result of or in connection with the failure of the Purchaser, the Parent or the Sellers to fully and properly comply with any bulk sales or transfers laws (other than any such Liabilities arising out of the Purchaser’s failure to pay or otherwise discharge any Assumed Liability);

(k)                                 Legal Action. Any Liabilities relating to any legal action or proceeding arising out of or in connection with the Sellers’ conduct of the Business prior to the Closing or any other conduct of the Sellers or the Sellers’ Affiliates, officers, director, employees, stockholders, consultants, agents or advisors, in each case, solely to the extent that such conduct occurred prior to the Closing; and

(l)                                     Other Liabilities.  All Liabilities that the Sellers have expressly retained under any provision of this Agreement, any Ancillary Agreement or any other agreement, instrument or certificate delivered by the Parent or the Sellers in connection with the transactions contemplated hereby or thereby.

ARTICLE III.
PURCHASE PRICE

Section 3.1                                   Purchase Price.  In consideration of the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, and subject to the terms and conditions of this Agreement, the Purchasers shall on the Closing Date, (a) make payment by wire transfer, in immediately available funds, to such bank account or accounts as shall be specified by the Parent prior to the Closing, of $22,500,000 (the “Cash Purchase Price”), with the HHS Purchaser, the SCC Purchaser and the RE Purchaser each paying its own respective portion thereof, based on the estimated Allocation Schedule, and (b) assume the Assumed Liabilities (collectively, with the Cash Purchase Price, the “Purchase Price”).

Section 3.2                                   Allocation of Purchase Price.  The Parent, the Sellers and the Purchasers agree that the Cash Purchase Price and the relevant Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Parent and the Purchasers shall provide the other promptly with any other information required to complete the Allocation Schedule (as defined below). The Purchasers, the Sellers and the Parent also shall allocate and report any adjustments to the Purchase Price in accordance with Treasury Regulations Section 1.1060-1(e), and any allocations made as a result of such adjustments shall become part of the Allocation Schedule. The Purchase

Price (which for these purposes shall include the amount of the relevant Assumed Liabilities) shall be allocated among the Purchased Assets in accordance with a schedule that the Purchasers shall provide to the Parent within 30 days after the Closing.  Thereafter, the Parent shall have 30 days either to (a) agree with and accept such schedule or (b) in good faith suggest changes to such schedule and attempt to agree with the Purchasers, with each party using its commercially reasonable efforts to resolve such dispute within 10 days, as to the contents of the schedule (with the resulting agreed-upon schedule in both instances called the “Allocation Schedule”). If the Parent and the Purchasers are unable to resolve such dispute within such 10-day period, the resolution of such dispute shall be determined by Deloitte LLP (the “Accounting Firm”) whose cost shall be borne equally by the Parent and the Purchasers. The Parties shall instruct the Accounting Firm to resolve such dispute within 10 days after submission of such disputed item to the Accounting Firm for its consideration. The Accounting Firm’s resolution of the dispute shall be final and binding on the Parties and shall be deemed to amend the Allocation Schedule. Once the Parent and the Purchasers agree on the Allocation Schedule (or once the Accounting Firm determines the Allocation Schedule), the Parent and the Purchasers shall file Internal Revenue Service Form 8594 and any required attachments thereto (“Form 8594”), together with all federal, state and local Tax Returns, in a manner consistent with and in accordance with such Allocation Schedule, provided, however, that (i) the Purchasers’ cost for the assets that each is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated and (ii) the amount realized by the Parent may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income tax purposes.  Within 10 days of filing Form 8594 with the Internal Revenue Service pursuant to this Section 3.2, each Party shall provide the other with a copy of such form as filed. The Parties agree to act in accordance with the Allocation Statement in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided that none of the Sellers or any of its Affiliates or the Purchasers or any of their Affiliates will be obligated to litigate any challenge to such allocation of the Purchase Price by a Governmental Entity. The Parties will promptly inform one another of any challenge by any Governmental Entity to the Allocation Schedule and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

ARTICLE IV.
THE CLOSING

Section 4.1                                   The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 111 Congress Avenue, Suite 1700, Austin, Texas 78701, on a date determined by the Purchasers with reasonable prior notice to the Parent, with such date being no more than 15 Business Days following the satisfaction or waiver of all conditions to closing set forth in Article VIII (other than those conditions that can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date and place as shall be agreed upon by the Parent and the Purchasers (the actual date and time being herein called the “Closing Date”).  The Closing shall be deemed effective as of 12:01 a.m., local time, in each jurisdiction applicable to the Business on the Closing Date irrespective of the actual occurrence of the Closing at any particular time on the Closing Date.

Section 4.2                                   Deliveries by the Parent.  At the Closing, the Parent shall deliver or cause to be delivered to the Purchasers:

(a)                                 a Bill of Sale, Assignment and Assumption Agreement substantially in the form attached as Exhibit A, duly executed by the Sellers (the “Bill of Sale”);

(b)                                 a grant deed (the “Grant Deed”) subject to all Permitted Liens, in recordable form with respect to the Owned Real Property, substantially in the form attached as Exhibit B, duly executed by HH Shoppers;

(c)                                  a Trademark Assignment substantially in the form attached as Exhibit C (the “Trademark Assignment”) and a Domain Name Assignment substantially in the form attached as Exhibit D (the “Domain Name Assignment”), each duly executed by the Sellers;

(d)                                 a Transition Services Agreement substantially in the form attached as Exhibit E (the “Transition Services Agreement”), duly executed by the Parent;

(e)                                  an Assignment and Assumption of Leases Agreement substantially in the form attached as Exhibit F (the “Lease Assignment”), duly executed by Shoppers;

(f)                                   satisfactory evidence of releases of all Liens (other than Permitted Liens) held by any Person in any of the Purchased Assets;

(g)                                  a certificate, dated as of the Closing Date and duly executed by a senior officer of the Parent certifying the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b);

(h)                                 a certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b), duly executed by each of the Sellers;

(i)                                     a California 593-C Form satisfying the requirements of California Revenue & Taxation Code Section 18662, duly executed by HH Shoppers; and

(j)                                    all other previously undelivered documents required to be delivered by the Sellers or the Parent to the Purchasers at or prior to the Closing pursuant to this Agreement.

Section 4.3                                   Deliveries by the Purchasers.  At the Closing, the Purchasers shall deliver or cause to be delivered to the Parent:

(a)                                 the Cash Purchase Price by wire transfer of immediately available funds to the account or accounts of the Parent designated by the Parent at least three Business Days prior to Closing;

(b)                                 the Bill of Sale, duly executed by the Purchasers;

(c)                                  the Transition Services Agreement, duly executed by the Purchasers;

(d)                                 the Trademark Assignment and Domain Name Assignment, each duly executed by the Purchasers;

(e)                                  the Lease Assignment, duly executed by the Purchasers;

(f)                                   a certificate, dated as of the Closing Date and signed by a senior officer of the Purchasers certifying the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b); and

(g)                                  all other previously undelivered documents required to be delivered by the Purchasers to the Parent or the Sellers at or prior to Closing pursuant to this Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLERS

Except as set forth in the Disclosure Letter (the “Disclosure Letter”), prepared by the Parent and delivered to the Purchasers simultaneously with the execution hereof (and which forms a part hereof and is incorporated into these representations and warranties), the Parent represents and warrants to the Purchasers as follows:

Section 5.1                                   Existence.  Each of the Parent and the Sellers is a corporation duly incorporated, validly existing and in good standing under the Laws their respective states of incorporation and the Sellers have the requisite power and authority to own, lease and operate the Purchased Assets and to carry on the Business as the same is now being conducted.  Each of the Sellers is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Purchased Assets, it is necessary for each such Seller to be so authorized, qualified or licensed and in good standing, except where the failure to be so authorized, qualified or licensed and in good standing would not result in a Material Adverse Effect.

Section 5.2                                   Authorization.  Each of the Parent and the Sellers has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Parent and the Sellers and the consummation by the Parent and the Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings (including any stockholder approvals) on the part of the Parent or the Sellers are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

Section 5.3                                   Binding Agreement.  This Agreement and each of the Ancillary Agreements to which such entity is a party have been duly executed and delivered by the Parent and the Sellers and, assuming due and valid authorization, execution and delivery thereof by the Purchasers, this Agreement and the Ancillary Agreements to which such entity is a party are valid and binding obligations of the Parent and the Sellers enforceable against the Parent and the Sellers in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding may be brought.

Section 5.4                                   No Conflicts.  The execution and delivery by the Parent and the Sellers of this Agreement and the Ancillary Agreements and the consummation by the Parent and the Sellers of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of any of the Parent or the Sellers, or (b) except as set forth on Schedule 5.4 to the Disclosure Letter, conflict with, result in a violation or breach of, or constitute, with or without the giving of notice or the lapse of time or both, a default or give rise to any right of termination, cancellation or acceleration under, the material terms of any material note, bond, indenture, mortgage, contract, Contract or agreement, relating to the Business, to which any of the Parent or the Sellers is a party or by which the Parent, the Sellers or any of their respective assets or properties are bound, except to the extent that such conflict, violation or breach would not adversely affect the Purchased Assets or Assumed Liabilities or adversely affect, prevent or materially delay the Parent’s and the Sellers’ ability to consummate the transactions contemplated by this Agreement.

Section 5.5                                   Governmental Approvals; Consent.  Except for reporting and/or disclosure requirements of (a) the Exchange Act that are applicable to the Parent, or (b) any stock exchange on which the Parent’s securities may be listed or traded, no material license, certificate, approval, consent, ratification, permit, authorization, waiver, Order or qualification with, or filing or registration with (collectively, “Consents”) any Governmental Entity or any other third party are required on the part of the Parent or the Sellers, or by any other Person, in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except with respect to any third party Consents, the failure of which to obtain would not be material to the Business.

Section 5.6                                   Financial Statements.

(a)                                 True and complete copies of the (i) unaudited balance sheet of the Business as at August 31, 2013 (the “Balance Sheet Date”) and unaudited balance sheet of the Business as at December 31, 2011 and 2012, and (ii) unaudited income statements of the Business for the eight months ended on the Balance Sheet Date and unaudited income statements of the Business for each of the years ending December 31, 2011 and 2012, together with the related footnotes thereto (the “Financial Statements”), are attached hereto as Schedule 5.6 to the Disclosure Letter.  The Financial Statements (A) have been prepared from and are in accordance with, in all material respects, the Books and Records of the Parent and the Sellers, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Business as of the dates and for the periods referred to therein (subject to any audit adjustments which are not in the aggregate material and to the absence of footnotes); provided, however, that it is understood that (iii) the terms of any transactions between the Parent and its Affiliates and related relationships are not on terms that would have existed among wholly unrelated parties; (iv) the Business has relied on the Parent, the Sellers and their respective Affiliates for a portion of its administrative support for which the costs have been allocated on a basis that the Parent believes appropriate under the circumstances; (v) the amounts recorded for these allocations are not necessarily representative of the amounts that would have been reflected in the Financial Statements had the Business been an entity operated independently of the Parent and the Sellers; and (vi) all of such administrative and financial support, together with any associated assets or personnel, are not necessarily being transferred pursuant to this Agreement.

(b)                                 Except for Liabilities disclosed, reflected or reserved against in the Financial Statements, or current trade accounts payable and current accrued liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, there are no Liabilities required to be disclosed on the Financial Statements pursuant to GAAP that arise out of or relate to the Business or the Purchased Assets.

(c)                                  Each Seller maintains in all material respects accurate and complete books and records reflecting its assets and liabilities. Each Seller maintains a system of internal accounting controls and procedures that are designed to provide reasonable assurance that (i) material transactions are executed with appropriate authorization, (ii) transactions are reasonably recorded as necessary to permit preparation of audited financial statements in accordance with GAAP as applied to the Parent, (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences, and (iv) accounts, notes and other receivables are recorded in all material respects accurately, and reasonable procedures are implemented to effect the collection thereof on a timely basis.

Section 5.7                                   Absence of Certain Changes.  Except as set forth on Schedule 5.7 to the Disclosure Letter, since the Balance Sheet Date, the Business has been conducted in all material respects in the ordinary course consistent with past practice; and

(a)                                 The Business has (i) not suffered any Material Adverse Effect and (ii) conducted in all material respects in the ordinary course consistent with past practice; and

(b)                                 There has not been any:

(i)                                     Payment of any bonuses or increase of any salaries or other compensation to any employee, consultant or other service provider or entry into any employment, consulting, severance or similar contract with any employee, consultant or other service provider other than in the ordinary course of business;

(ii)                                  adoption of, amendment to, termination of, or increase in the benefits under, any Parent Benefit Plan;

(iii)                               damage to or destruction or loss of any asset or property of the Business, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Business that has not been repaired or replaced;

(iv)                              other than in the ordinary course consistent with past practice, sale, lease or other disposition of any asset or property relating exclusively to the Business or mortgage, pledge or imposition of any Lien on any Purchased Asset, including the sale, lease or disposition of any of the Intellectual Property Assets;

(v)                                 material change in the accounting methods used by the Sellers in keeping the records related exclusively to the Business;

(vi)                              termination of a Material Contract;

(vii)                           other than ordinary course trade payables, incurrence of material Indebtedness; or

(viii)                        agreement to take any of the actions described in clauses (i) through (vi) above.

Section 5.8                                   Personal and Real Property.

(a)                                 The Sellers have good and marketable title to the owned tangible personal property, and a valid leasehold interest in all of the leased tangible personal property, included in the Purchased Assets, free and clear of all Liens (other than Permitted Liens).  Such (i) tangible personal property assets are adequate in all material respects for the purposes for which they are currently used in connection with the Business as currently conducted, and (ii) except as set forth in Schedule 5.8(a) to the Disclosure Letter and for any latent defects, the Machinery is in good working order and condition (normal wear and tear excepted), and is suitable for the purpose for which the Machinery is being used in the conduct of the Business.

(b)                                 The Sellers have good fee title to the Owned Real Property included in the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(c)                                  Schedule 2.1(a)(i) sets forth a complete list and the location of all Owned Real Property.  The Parent and the Sellers have not received written, or, to the Knowledge of the Parent, oral notice of, and have not initiated, any material proceedings, claims, disputes or conditions affecting any Owned Real Property that may curtail or interfere with the use of such property from its current use.  The Parent and the Sellers have not received written, or, to the Knowledge of the Parent, oral notice that the Owned Real Property or any other Purchased Asset is subject to any governmental decree or Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor.

(d)                                 Schedule 2.1(a)(ii) lists the commonly used street address of each parcel of Leased Real Property.  The Parent has made available to the Purchasers true and complete copies of each lease, sublease, occupancy license or other similar contract or agreement related to the Owned Real Property and the Leased Real Property.  The Sellers have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term thereof, subject to the terms of each lease and to the Permitted Liens.  Each lease related to the Leased Real Property is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Sellers and, to the Knowledge of the Parent, of each other Person that is a party thereto, and neither the Parent nor any of the Sellers, nor to the Knowledge

of the Parent is any other party, in material Breach of any lease, sublease, occupancy license or other similar contract or agreement with respect to any Leased Real Property.

(e)                                  The Data Room contains all of the agreements with respect to the Leased Real Property and there are no other written agreements, or oral agreements with respect to the Leased Real Property. The use and occupancy by each Seller of the Leased Real Property is in compliance in all material respects with all Applicable Laws including, without limitation, the Americans with Disabilities Act, and the terms of the applicable Real Property Lease.

Section 5.9                                   Contracts.

(a)                                 Schedule 5.9(a) to the Disclosure Letter sets forth a list, as of the date hereof, of each Contract (including amendments or supplements thereto, whether oral or written) to which any of the Sellers is a party or by which any of the Purchased Assets are bound that is (collectively, the “Material Agreements”):

(i)                                     a Contract for the purchase of goods or services by the Business involving future annual payments by the Business in excess of $250,000;

(ii)                                  a Contract for the sale of goods or services by the Business involving future annual revenues in excess of $1,000,000;

(iii)                               a Contract involving a guarantee by the Business of the debts of any Person for borrowed money or the performance of a material obligation of another Person;

(iv)                              a Contract pursuant to which any of the Parent or the Sellers grants or obtains a license to use material Intellectual Property used primarily in the Business, other than Contracts (x) in which grants of Intellectual Property are incidental and not material to such Contracts, (y) concerning generally commercially available software, including such software available through retail stores, distribution networks, that is subject to “shrink-wrap” or “click-through” license agreements, or that is pre-installed as a standard part of hardware purchased by the Parent, or (z) with customers of the Business related to “PowerSites”;

(v)                                 all Contracts with (x) management, or (y) individuals that are either independent contractors or consultants (or similar arrangements) with annual compensation in excess of $150,000, in each case to the extent relating to the Business, or a Contract with any labor union or other employee representative of a group of employees relating to wages, hours, or other conditions of employment;

(vi)                              all Contracts that limit or purport to limit the ability of the Business or the Purchased Assets to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)                           a Personal Property Lease involving future annual payments by the Business in excess of $250,000 or the loss of which would have a Material Adverse Effect;

(viii)                        a Contract with any Affiliate of a Seller;

(ix)                              a Contract that would, if terminated or defaulted upon, reasonably be expected to have a Material Adverse Effect; and

(x)                                 each Contract or agreement (other than those disclosed above) that is material to the Business.

(b)                                 The Parent has delivered to the Purchasers a true and correct copy of each Material Agreement.  Each Material Agreement that is to be assigned to the Purchasers pursuant to this Agreement is in full force and effect according to its terms and neither the Parent or any of the Sellers, or the conduct of the Business, or to the Knowledge of the Parent any other party thereto, is in material Breach thereof.

Section 5.10                            Litigation.  As of the date hereof, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Parent, threatened, at law or in equity, or before any Governmental Entity with respect to the Business, the Purchased Assets, or the Assumed Liabilities.  None of the Parent or the Sellers is subject to, owes any amounts under, or is in Breach of any injunction, Order, settlement, judgment or decree of any Governmental Entity relating to any Purchased Asset or the Business.

Section 5.11                            Title; Liens; Sufficiency of the Purchased Assets.  The Sellers have good title, free and clear of all Liens (other than Permitted Liens), to all of the tangible Purchased Assets.  Except for the Excluded Assets, the Purchased Assets to be conveyed or otherwise provided to the Purchasers pursuant hereto, or pursuant to the Ancillary Agreements, including the services provided in the Transition Services Agreement, include all of the assets necessary to permit the Purchasers to conduct the Business immediately after the Closing in all material respects as such business has been conducted during the period prior to the Closing, subject to the understandings set forth in the proviso in Section 5.6 above.

Section 5.12                            Employee Benefit Plans.  Except as would not reasonably be expected to result in any Liability to Purchasers under applicable Law:

(a)                                 With respect to each Parent Benefit Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code (including Section 409A of the Code); (ii) no actions, suits, claims or disputes are pending, or to Sellers’ knowledge threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) all premiums, contributions, or other payments required to have been made by law or under the terms of any Parent Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been timely made; (v) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly and timely filed or distributed; and (vi) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(b)                                 With respect to each Parent Benefit Plan intended to qualify under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter or opinion letter or advisory letter that such plan is qualified under Section 401(a) of the Code and no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened nor has any action or inaction been taken that would adversely affect its qualification.

(c)                                  No Parent Benefit Plan is, nor does Parent nor any ERISA Affiliate have or may have any Liability under, and (i) defined benefit pension plan subject to Section 412 of the Code and/or Title IV of ERISA; (ii) a multiemployer plan as described in Section 4001(a)(3) of ERISA; (iii) multiple employer plan as described in Section 413(c) of the Code; or (iv) a self-insured group health plan.

(d)                                 Except (i) for any obligations that the Sellers may have to the employees of the Business pursuant to California law in connection with the Closing of the transactions contemplated by this Agreement or (ii) as set forth on Schedule 5.12(d), neither the Parent, nor any Seller, nor any ERISA Affiliate will be obligated to pay separation, severance, termination or similar benefits as a result of any transactions contemplated by this Agreement, nor will any such transaction accelerate the time of payment tor vesting, or increase the amount, of any benefit or other compensation due to any Business Employee.

(e)                                  Neither the Parent nor any ERISA Affiliate is obligated under any Parent Benefit Plan to provide medical or death benefits with respect to any employee or former employee of the Business or its predecessors after termination of employment, except as required under COBRA or other applicable law. The Parent and each ERISA Affiliate has complied, in all material respects, with COBRA.

(f)                                   To the extent required at the time such employee of the Business was hired by the Business, the Parent or its Affiliates have a validly executed Department of Homeland Security, US Citizenship and Immigration Services Form I-9 for each of its employees.

Section 5.13                            Environmental Matters.

(a)                                 The Business is in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Business of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof, and there are no circumstances that reasonably would be expected to prevent or interfere with such compliance in the future.  All Orders, settlements, permits, certificates, licenses, consents, approvals or authorizations currently held by the Sellers with respect to the Business or the Purchased Assets pursuant to the Environmental Laws are identified in Schedule 5.13 to the Disclosure Letter.

(b)                                 The Business has received no Environmental Claim, whether from a Governmental Entity, citizens group, employee or otherwise that remains unresolved, and, to the Knowledge of the Parent, there is no reasonable basis for any material Environmental Claim.

(c)                                  There has been no disposal of any Hazardous Material at any Owned Real Property or the Leased Real Property in quantities or under circumstances that has required or would require, reporting, investigation or remedial action pursuant to applicable Environmental Law or in a manner giving rise to any material Liability under any applicable Environmental Law.

(d)                                 The Parent and the Sellers have delivered or made available to the Purchaser copies of all environmental Phase I or Phase II environmental site assessment reports and other environmental reports that are in the Sellers’ possession with respect to the Leased Real Property, Owned Real Property, or any real property presently owned, leased, or operated by the Sellers (or their predecessors) that are in possession of the Sellers or the Parent.

(e)                                  This Section 5.13 constitutes the Parent’s exclusive representation and warranty regarding environmental matters related to the Business and the Purchased Assets.

Section 5.14                            Proprietary Rights.

(a)                                 Schedule 2.1(d)(i) sets forth a complete and accurate list, in all material respects, of all registered, and all pending applications to register, and Trademarks (other than for the Harte-Hanks Mark and Logo, which, for the sake of clarity, are Excluded Assets), and Schedule 2.1(d)(iii) sets forth a complete and accurate list, in all material respects, of all Internet domain names, in each case used primarily in the conduct of the Business.  The foregoing issued Trademark registrations are in effect and subsisting, and there are no limitations, defects, or, to the Knowledge of Parent, other circumstances or threats, pending or reasonably foreseeable, that could reasonably be expected to cause the invalidity, unenforceability or other loss of the registered Trademarks..  None of the Parent or the Sellers owns any registered Patents or Copyrights, or has outstanding any applications therefor, related to the Business.  No Transferred Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any material manner, the use, transfer, or licensing thereof.

(b)                                 Except (x) as set forth on Schedule 2.1(d)(i), and (y) for the Florida-California Agreements (i) the Sellers own or, to the Knowledge of the Parent, have the rights to use the Intellectual Property and Commercial Know-How used in the Business as currently conducted free and clear of any Lien; (ii) to the Knowledge of the Parent, the conduct of the Business as currently conducted does not infringe or otherwise violate any Person’s Intellectual Property or Know-How, and, as of the date hereof, there is no such claim pending or to the Knowledge of the Parent threatened against the Parent or the Sellers; (iii) the Sellers are in compliance with all contractual obligations relating to the protection of such of the Transferred Intellectual Property that they use pursuant to a license or other agreement; and (iv) to the Knowledge of the Parent, no Person is infringing or otherwise violating any Transferred Intellectual Property or Commercial Know-How owned by the Sellers, and, as of the date hereof, no such claims are pending or threatened against any Person by the Sellers.

(c)                                  Schedule 5.14(c) to the Disclosure Letter sets forth: a list of all proprietary Software owned and developed by or on behalf of the Sellers and used in the Business, including order entry, pre-press, composition and distribution computer software programs (the “Proprietary Software”), including licenses for open source software, “copyleft” and community source code compiled with, bundled with, incorporated into or integrated with any Proprietary Software, excluding commercially available, off-the-shelf software (collectively, the “Licensed Software” and, together with the Proprietary Software, the “Business Related Software”).  Except as would not be material to the Business, the Sellers own all right, title and interest in and to the Proprietary Software and have valid licenses to use, reproduce, modify, distribute and sublicense the Licensed Software, to the extent such rights are required to operate the Business as currently conducted; and none of the Parent or the Sellers has sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the Business Related Software, other than Permitted Liens and customer licenses to use the Proprietary Software.  Each of the Sellers is in compliance with and has not Breached or received notice that it has Breached any of the terms or conditions of any license, sublicense or other agreement to which it is a party or is otherwise bound relating to Intellectual Property used or held for use in the conduct of the Business, and there is no event or occurrence that would reasonably be expected to constitute such a Breach.

(d)                                 Each Seller has taken commercially reasonable steps to maintain confidentiality with respect to or otherwise protect its Know-How. All Intellectual Property used in the Business was developed by employees of the Sellers within the scope of their employment or otherwise validly assigned to a Seller by an employee, assigned to a Seller by a consultant, or validly licensed from a third party.

Section 5.15                            Employees; Labor Matters.

(a)                                 The Parent has provided to the Purchasers a complete and correct, in all material respects, list of each employee engaged in the conduct of the Business, which list also sets forth for each employee each such employee’s (i) identification number or last 4-digits of his/her SSN; (ii) current annual base salary; (iii) job title; (iv) accrued vacation and sick leave time; (v) the amount any unpaid bonus for the previous fiscal year; (vi) employment status (e.g., whether or not on leave); (vii) work location, position/job title, designation (i.e., salaried or hourly) and exempt or non-exempt classification; (viii) credited service date; (ix) date of hire and number of years in the current position; and (x) any material, individual specific provisions relating to such Person’s employment.

(b)                                 There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout pending, or to the Knowledge of the Parent, threatened against or affecting the Business.

(c)                                  Except as set forth on Schedule 5.15(c) to the Disclosure Letter, there is no unfair labor practice charge or complaint against the Parent or the Sellers (with respect to the Business) pending or, to the Knowledge of the Parent, threatened before the National Labor Relations Board or any similar state agency, and neither the Parent nor any Seller has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would directly or indirectly result in any Liability to the Purchasers.  None of the Parent or the Sellers has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Business, and no such investigation is in progress.

(d)                                 The transactions contemplated by this Agreement will not result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

Section 5.16                            Tax Matters.  Except as set forth on Schedule 5.16 to the Disclosure Letter:

(a)                                 All Tax Returns required to be filed by the Sellers with respect to Taxes relating to the Business or the Purchased Assets which are due and payable prior to the Closing Date have been filed.

(b)                                 All Taxes which are shown to be due and payable on such Tax Returns have been paid except for such amounts as are being contested by the Sellers in good faith by appropriate proceedings and with respect to which adequate reserves according to GAAP have been set aside on the Balance Sheet of the Business at the Balance Sheet Date.

(c)                                  There are no pending written claims for Taxes that have been asserted by a Governmental Entity against the Sellers with respect to the Business or the Purchased Assets.

(d)                                 No Seller is currently the beneficiary of any extension of time within which to file any material Tax Return with respect to the Business other than extensions of time to file Returns obtained in the ordinary course of such Seller’s business. All material Taxes with respect to the Business which the Sellers were or are required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Entities. No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection.

(e)                                  The Sellers have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party with respect to the Business. No examination or audit of any Tax Return of any Seller (or of any consolidated, combined or unitary group for a period for which the activities of the Business were included on the Tax Return of such group) by any Governmental Entity is currently in progress or has been threatened in writing. There are no Liens for Taxes (other than Taxes not yet due and delinquent) upon any of the Purchased Assets.

Section 5.17                            Compliance with Laws.

(a)                                 The conduct of the Business, and the Parent and each of the Sellers with respect to the Business, has complied in all material respects with all Laws that affect the business, employees, properties or assets of the Business, and no notice, charge, claim, action or assertion has been received by the Parent or the Sellers or has been filed, commenced or, to the Knowledge of the Parent, threatened against the Business alleging any violation of any of the foregoing.  The Sellers (with respect to the Business) have all certificates, licenses, permits, variances, franchises, registrations, exemptions, orders, consents, authorizations and approvals necessary to permit them to own or hold under lease and operate their respective assets and to conduct the Business as currently conducted.

(b)                                 All material Licenses and Permits required under applicable Law for the conduct of the Business as presently conducted are listed on Schedule 5.17(b). One or more of the Sellers holds and is in material compliance with all such Licenses and Permits. Since the date that is one year prior to the date hereof, no Seller has received any written notice of any proceedings relating to the revocation or modification of any such License or Permit.

(c)                                  Except as set forth on Schedule 5.17, since the date that is one year prior to the date hereof, all material reports, submissions, notices and responses to audit or examination findings related to the Business or the Purchased Assets and required to be filed, maintained, or furnished to any Governmental Entity by such Seller have been so filed, maintained or furnished, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there are no outstanding deficiencies which any Governmental Entity has asserted with respect to any such material reports, financial statements, documents, contracts, claims, submission, notices and responses.

(d)                                 The subject matters of Section 5.12, Section 5.13, Section 5.15 and Section 5.16 are excluded from the provisions of this Section 5.17 and the representations and warranties of the Parent and the Sellers with respect to those subject matters are exclusively set forth in those referenced Sections.

Section 5.18                            Brokers or Finders.  Except for Dirks, Van Essen & Murray, whose fees, costs and expenses are the sole responsibility of the Parent, no broker, finder or investment bank is entitled to any brokerage, finder’s fee, or similar fee or commission from the Parent or its Affiliates in connection with any of the transactions contemplated herein.

Section 5.19                            Transactions with Affiliates.  Schedule 5.19 to the Disclosure Letter sets forth a complete list of all written agreements and a description of all other arrangements between (a) the Parent or any of its Affiliates, to the extent not engaged in the conduct of the Business, on the one hand, and (b) the Parent or any of its Affiliates, to the extent engaged in the conduct of the Business, on the other hand, that have given rise to or would give rise to any accounts payable, accounts receivable, expenses or liabilities with respect to the Business.

Section 5.20                            Suppliers.  Schedule 5.20 sets forth a correct and complete list and approximate aggregate purchase or sale amounts of the 20 largest suppliers of the Business in terms sales to the Business during calendar year 2012 and the six months ended June 30, 2013. Schedule 5.20 also indicates, with respect to each supplier, the name, the approximate dollar amount of sales to the Business in each such period, and the principal categories of products or services provided.  Since the Balance Sheet Date, no material supplier of the Business has terminated its relationship with, or materially reduced its sales to, the Business, and to the Knowledge of the Parent, none of such suppliers intend to terminate its relationship with, or materially reduce its sales to, the Business.

Section 5.21                            Inventory.  The inventory of the Business consists of raw materials and supplies, work in process and finished goods, manufactured and purchased parts, as set forth on the balance sheet of the Business as at the Balance Sheet Date and the changes thereto reflected on the Sellers’ books and records since the Balance Sheet Date in the ordinary course of business and consistent with past practice.

Section 5.22                            Accounts Receivable.  The notes and accounts receivable reflected on the books and records of the Sellers as of the Closing Date represent or will represent valid receivables and to Knowledge of the Parent, except as set forth on Schedule 5.22, are subject to no valid counterclaims or set offs.

Section 5.23                            No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V or in any other document or instrument delivered by the Parent or the Sellers pursuant to this Agreement, none of the Parent, the Sellers or any other Person makes any other express or implied representation or warranty on behalf of the Parent or the Sellers, including, without limitation, any representation or warranty as to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Business or (b) the probable success or profitability of the ownership, use or operation of the Business or the Purchased Assets by the Purchaser after the Closing.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers hereby represent and warrant to the Parent as follows:

Section 6.1                                   Organization.  Each of the Purchasers is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite company or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not prevent or materially delay the ability of the Purchasers to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 6.2                                   Authorization; Binding Agreement.  Each of the Purchasers has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by each of the Purchasers and the consummation by each of the Purchasers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action of each of the Purchasers, and no other company proceedings on the part of each of the Purchasers are necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.  This Agreement and each Ancillary Agreement have been duly executed and delivered by each of the Purchasers, and, assuming due and valid authorization, execution and delivery hereof by the Parent and the Sellers, are valid and binding obligations of each of the Purchasers, enforceable against each of the Purchasers in accordance with their terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 6.3                                   Consents and Approvals; No Violations.  The execution, delivery or performance of this Agreement and the Ancillary Agreements and the consummation by the Purchasers of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of the certificate of formation or limited liability company agreement of any of the Purchasers or (b) conflict with, result in a violation or breach of, or constitute, with or without the giving of notice or the lapse of time or both, a default or give rise to any right of termination, cancellation or acceleration under, the terms of any note, bond, indenture, mortgage or agreement to which either of the Purchasers is a party or by which either of the Purchasers or any of their Affiliates are bound, except for any such conflict, violation, breach or default which would not prevent or materially delay the ability of the Purchasers to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 6.4                                   Financing.  The Purchasers have delivered to the Parent a true and complete copy of the commitment letter, together with all schedules and exhibits thereto, dated as of the date hereof, from Capital One Business Credit Corp. (the “Financing Commitment”), pursuant to which the lenders that are a party thereto have agreed to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Financing”).  The Financing Commitment is in full force and effect as of the date hereof and is the legal, valid and binding obligations of the Purchasers, as applicable, in accordance with the terms and conditions thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally.  As of the date of this Agreement, the Financing Commitment has not been amended or modified and none of the respective commitments contained in the Financing Commitment has been withdrawn or rescinded in any respect, nor has a Purchaser or any of their affiliates received oral or written notice of same, nor, to the knowledge of a Purchaser is there any reasonable basis therefor.  Except for fee letters relating to fees with respect to the Debt Financing (which do not provide for additional conditions precedent or other contingencies to the Debt Financing or which would adversely affect the amount or availability of the Debt Financing) and for customary engagement letters, as of the date hereof there are no side letters or other contracts or arrangements related to the funding or investing, as applicable, of the Financing, other than as expressly set forth in the Financing Commitment delivered to the Parent prior to the date hereof.  The Purchasers have fully paid any and all commitment fees or other fees in connection with the Financing that are payable on or prior to the date hereof.  The Financing Commitment does not contain any commitment fees or other fee payable by the Parent, the Sellers or their Affiliates.  The only conditions precedent or other contingencies related to the obligations of the lenders who are party to the Financing Commitment to fund the full amount of Financing are those expressly set forth in the Financing Commitment.  Assuming the accuracy of the Parent’s and the Sellers’ representations and warranties and the performance by the Parent and the Sellers of their respective covenants set forth in this Agreement, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any of the Purchasers under any term, or a failure of any condition, of the Financing Commitment to which such Persons are a party, and none of the Purchasers has received any notice of any such default, breach or failure. As of the date of this Agreement, none of the Purchasers has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing Commitment required to be satisfied by them.  Assuming the Financing Commitment is funded in accordance with its terms and conditions, the Purchasers will have at and after the Closing, funds sufficient to pay: (a) the Cash Purchase Price, (b) all related fees and expenses required to be paid by the Purchasers, and their Affiliates in connection with this Agreement, the Financing and the other transactions contemplated hereby, and (c)

satisfy all of the other payment obligations of the Purchasers and their Affiliates contemplated by this Agreement or the Financing Commitments.

Section 6.5                                   Financial Capacity.  Assuming funding of the Financing, the Purchasers have, and will have as of the Closing, sufficient cash available to pay all amounts to be paid by the Purchasers in connection with this Agreement, including the Purchasers’ costs and expenses and the Cash Purchase Price on the terms and conditions contained in this Agreement and the amounts required to be paid hereunder, and there is no restriction on the use of such cash for such purpose.

Section 6.6                                   Solvency.  Assuming the accuracy as of the Closing Date of the Parent’s and the Sellers’ representations and warranties and the performance by the Parent and the Sellers of their respective covenants set forth in this Agreement, at the Closing and after giving effect to the transactions contemplated by this Agreement and the payment of all amounts required to be paid in connection therewith, including the Financing, each of the Purchasers will be solvent and will have adequate capital to carry on its business and otherwise meet all of its obligations contained herein, including those in Article X.

Section 6.7                                   Brokers or Finders.  No broker, finder or investment bank is entitled to any brokerage, finder’s fee, or similar fee or commission from the Purchasers or their Affiliates in connection with any of the transactions contemplated herein.

Section 6.8                                   Litigation.  There are no legal proceedings pending or, to the knowledge of the Purchasers, threatened against either of the Purchasers that, if determined or resolved adversely against such Purchaser, would prevent or materially delay the ability of such Purchaser to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.  There is no Order, injunction or judgment decree of any Governmental Entity outstanding against either of the Purchasers that, if determined or resolved adversely against such Purchaser, would prevent or materially delay the ability of such Purchaser to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 6.9                                   Access to Information.  Each of the Purchasers has conducted a review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business, the Purchased Assets, and the Assumed Liabilities and acknowledges for itself and on behalf of its Affiliates that such Purchaser and its Affiliates have been provided the opportunity to access the personnel, properties, premises (including the Owned Real Property) and records of the Business, the Purchased Assets, and the Assumed Liabilities and relevant personnel and records of the Parent and the Sellers for such purpose.  Each of the Purchasers confirms that the Parent and the Sellers have made available to such Purchaser the opportunity to ask questions of the officers and management employees of the Parent, the Sellers and the Business and to acquire additional information about the business and financial condition of the Business.

Section 6.10                            Purchasers’ Acknowledgements.  Each of the Purchasers acknowledges that it is a sophisticated purchaser, knowledgeable in the risks associated with the business of the Business, and has had sufficient time and access to fully conduct its diligence with respect to the

Business and the Purchased Assets and, to such Purchaser’s complete satisfaction, is familiar with the financial conditions, operations, liabilities, results of operations, prospects, assets and business of the Business.  Except for the representations and warranties expressly set forth in this Agreement and the Ancillary Agreements, each of the Purchasers acknowledges, for itself and on behalf of its Affiliates, that neither the Parent, nor any of its Affiliates, equityholders or any of their respective Representatives or any other Person makes or has made any other express or implied representation or warranty with respect to the Business, the Purchased Assets, the Assumed Liabilities or otherwise or with respect to the accuracy or completeness of any other information provided to such Purchaser or its Affiliates, equityholders or any of their respective Representatives, whether on behalf of either the Parent or such other Persons, including as to (a) the operation of the Business by the Purchasers after the Closing, (b) the probable success or profitability of the ownership, use or operation of the Business or the Purchased Assets by the Purchasers after the Closing, either individually or in the aggregate, or (c) the ability of the Business to meet any internal or public projections, forecasts, budgets or estimates of earnings or revenues.

ARTICLE VII.
COVENANTS

Section 7.1                                   Interim Operations of the Business.  Except (i) as otherwise contemplated by this Agreement, (ii) as disclosed on Schedule 7.1 or (iii) with the prior written approval of the Purchasers (which shall not be unreasonably withheld, conditioned or delayed), the Parent and the Sellers covenant that until the Closing they will continue to operate the Business in all material respects in the ordinary course consistent with past practices of the Business, and use commercially reasonable efforts to maintain and preserve intact the Business and its relationships with suppliers, customers, employees and others having business relationships with the Business.  Until the Closing Date, the Parent and the Sellers shall not, without the prior written approval of the Purchasers (which approval shall not be unreasonably withheld, conditioned or delayed), and except as contemplated by this Agreement or as described on Schedule 7.1, take any of the following actions:

(a)                                 Sell, buy, transfer, lease or otherwise dispose of or acquire any material Purchased Assets, other than the sale or purchase of inventory, supplies and services in the ordinary course of business consistent with past practices;

(b)                                 Modify, amend (other than such modifications or amendments that are immaterial or ministerial) or terminate any Material Agreements or Parent Benefit Plans;

(c)                                  Encumber by mortgage, pledge, lien or otherwise (not including licenses of or grants of rights to use Intellectual Property in the ordinary course and consistent with past practices), or grant any security interest in or to, any Purchased Assets, except for Permitted Liens;

(d)                                 Lease or dispose of any material interest in the Owned Real Property or the Leased Real Property;

(e)                                  With respect to the Business, or employees of the Business, adopt or amend any employee benefit plan or enter into, adopt, extend, renew or amend any collective bargaining agreement or other Material Contract with any labor organization, union or association, except in each case as required by applicable Law;

(f)                                   With respect to the Business, grant to any employee of the Sellers any increase in compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into any employment, retention, severance or bonus agreements with any employees of the Sellers;

(g)                                  Cancel any Indebtedness, other than any intercompany Indebtedness, owed to the Business or waive any claims or rights of substantial value to the Business;

(h)                                 With respect to the Business, enter into any contract or agreement not in the ordinary course of business consistent with past practice;

(i)                                     Settle any material litigation matter, proceeding or dispute with respect to the Business;

(j)                                    With respect to the Sellers or the Business, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(k)                                 Change, in a matter adverse to the Purchasers, the Business’s policies and procedures regarding the timing of (i) collecting accounts receivable or (ii) paying accounts payable; or

(l)                                     Enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

(m)

Section 7.2                                   Access.

(a)                                 From the date of this Agreement until the Closing, the Parent will permit each of the Purchasers and its authorized agents or Representatives to have reasonable access during normal business hours and upon reasonable advance notice to the Data Room Owned Real Property, the Leased Real Property and Books and Records to review information and documentation solely to the properties, books, contracts, commitments and other records of the Business; provided, however, that any such access does not unreasonably interfere with the normal operations of the Parent, any of its Affiliates or the Business, and provided, further, that prior to the Closing the Purchasers shall not have access to (i) any information which the Parent or its Affiliates are prohibited by Law from disclosing to the Purchasers, (ii) any privileged information or information as to which a confidentiality agreement with a third party prohibits disclosure (provided, that the Parent shall, without being required to pay any out-of-pocket costs or expenses other than those dictated by the applicable agreements, use its reasonable efforts to obtain waivers and consents necessary or appropriate to provide such information as reasonably requested), (iii) disclosures and information with respect to the process engaged in by the Parent for the sale of the Business.  Any requests for access pursuant to this Section 7.2 shall be directed through and remain under the direction of Parent’s Chief Financial Officer and its General Counsel.  Prior to the Closing, the Purchasers shall keep the Purchased Assets and the Owned Real Property and the Leased Real Property free from any Liens arising solely out of any work performed, materials furnished or obligations incurred by or on behalf of the Purchasers or the Purchasers’ consultants or agents with respect to any investigations.  Any information disclosed pursuant to this Section 7.2 shall be subject to the terms of the Confidentiality Agreement.

(b)                                 Following the date of this Agreement and following the Closing, the Purchasers or their Representatives shall not conduct any invasive testing or so-called “Phase II” environmental investigation (and for purposes hereof, any air sampling or ambient air testing shall constitute invasive testing) without express prior written consent from the Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  The Purchasers shall, jointly and severally, indemnify and hold harmless the Parent, the Sellers and their respective Affiliates, officers, managers, employees, members directors, partners stockholders, successors, heirs, assigns, agents and Representatives from and against all claims resulting from the activities of the Purchasers’ employees, agents, Representatives, invitees and contractors performing any investigations or studies of the Owned Real Property and the Leased Real Property pursuant to this Agreement. Such indemnity obligations shall survive the termination of this Agreement.

Section 7.3                                   Notification.  Between the date of this Agreement and the Closing Date, each of the Parent and the Purchasers, respectively, shall promptly notify the other in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of the representations or warranties made as of the date of this Agreement by the Parent or the Purchasers, respectively, or (b) the occurrence after the date of this Agreement of any fact or condition that would or would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty by the Parent or the Purchasers, respectively, had that representation or warranty been made as of the time of the occurrence of, or its discovery of, such fact or condition.  Should any such fact or condition require any change to any Disclosure Letter or any other Schedule attached hereto, the Parent shall promptly deliver to the Purchasers a supplement to such Disclosure Letter or Schedule specifying such change.  During the same period, each Party also shall promptly notify the other Party of the occurrence of any Breach of any covenant of such Party.

Section 7.4                                   Confidentiality.

For a period of five years after the Closing Date, each of the Purchasers and its Representatives will hold in confidence all confidential information (including the information contained in the Data Room and the Schedules or otherwise delivered to the Purchasers or their Representatives pursuant to this Agreement) obtained from or through the Parent or its Affiliates or their respective Representatives that does not relate to the Purchased Assets in accordance with the provisions of the confidentiality agreement, effective as of September 14, 2012, between an Affiliate of the Purchasers and the Parent (the “Confidentiality Agreement”).

Section 7.5                                   Efforts and Actions to Cause Closing to Occur.

(a)                                 Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Purchasers, the Parent and the Sellers shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing and the other transactions contemplated by this Agreement as promptly as practicable, including, but not limited to, the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other transactions and the taking of such actions as are necessary to obtain the Consents of any third party or Governmental Entity.  In addition, no Party shall take (or cause its Subsidiaries or controlled Affiliates to take) any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

(b)                                 Each Party shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If any Party or its Affiliate receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after reasonable consultation with the other Party, an appropriate response in compliance with such request.

Section 7.6                                   Non-Compete; Non-Solicitation.

(a)                                 For a period of four years after the Closing Date, the Parent and the Sellers, directly or indirectly through their controlled Affiliates, shall not own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business that is competitive with the Business as such Business is conducted prior to the Closing provided, however, that for the sake of clarity it is understood that this Section 7.6(a) shall not, and shall not be deemed to, restrict the Parent and its controlled Affiliates with respect to any of their other operations, including providing mail, logistics and distribution services for the advertising materials of such entities’ direct marketing customers.

(b)                                 For a period of two years after the Closing Date, the Parent, the Sellers, and their Subsidiaries shall not solicit, or attempt to solicit, any employee of the Business prior to the Closing who becomes employed by the Purchaser within one month after the Closing to leave the employ of the Business, for any reason whatsoever; provided, however, that the foregoing shall not preclude the Parent, the Sellers or their Subsidiaries from engaging in general solicitation that is not specifically targeted at the employees of the Business.

(c)                                  The Parent, the Sellers, and the Purchasers recognize and acknowledge that a Breach by the Parent, the Sellers, or the Purchasers of this Section 7.6 may cause irreparable harm and material loss and damage to the other party as to which it may not have an adequate remedy at law or in damages. Accordingly, the Parent, the Sellers, and the Purchasers acknowledge and agree the Purchasers shall be entitled to the issuance of temporary, preliminary and permanent injunctive relief, specific performance or other equitable remedy for any such Breach in addition to any other remedies available at law or in equity.

Section 7.7                                   Subsequent Actions.  In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each Party shall take, or cause its controlled Affiliates, Subsidiaries, officers or directors to take, all such necessary, proper or advisable actions.

Section 7.8                                   Taxes.

(a)                                 The Purchasers shall be liable for, and shall timely pay, all Transfer Taxes and similar Taxes, together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby regardless of who may be liable therefor under applicable Law.  The Purchasers shall properly complete, sign, and timely file any and all required Tax Returns with respect to such Taxes (the “Transfer Tax Returns”).

(b)                                 All Property Taxes relating to the Purchased Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated between the Parent, on the one hand, and the Purchasers, on the other hand, as of the close of business on the day prior to the Closing Date based on the best information then available, with (i) the Parent being liable for such Taxes attributable to any portion of such period ending prior to the Closing Date and (ii) the Purchasers being liable for such Taxes attributable to any portion of such period beginning on or after the Closing Date.  Information available after the Closing Date that alters the amount of such Taxes due with respect to such pre- and post-Closing periods will be taken into account and any change in the amount of such Taxes shall be prorated between the Parent and the Purchasers so that items relating to the portion of such period ending on or prior to the Closing Date shall be allocated to the Parent based upon the number of days in such period prior to the Closing Date and items related to the portion of such period beginning on or after the Closing Date shall be allocated to the Purchasers based upon the number of days in such period after the Closing Date.  The amount of all such prorations shall, if able to be calculated prior to the Closing Date, be paid on the Closing Date or, if not able to be calculated prior to the Closing Date, be calculated and paid as soon as practicable thereafter.  The Purchasers shall file all Tax Returns with respect to Property Taxes relating to the Purchased Assets that are required to be filed after the Closing Date.

(c)                                  Each of the Purchasers and the Parent and their respective Affiliates shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the Business and the Purchased Assets, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section 7.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties.

Section 7.9                                   Mail and Payments Received After Closing.  Following the Closing, the Purchasers shall deliver or cause to be delivered to the Parent all mail and payments received by the Purchasers or the Business after the Closing that do not relate to the Purchased Assets or the Assumed Liabilities.  Additionally, following the Closing, the Parent and the Sellers shall deliver or cause to be delivered to the Purchasers all mail and payments received by the Parent and the Sellers after the Closing that relate to the Purchased Assets or the Assumed Liabilities.

Section 7.10                            Post-Closing Access to Records and Personnel.

(a)                                 After the Closing, the Parties shall retain the Books and Records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and the Purchased Assets in their respective possession as of the Closing Date for at least seven years from their respective dates or for such longer period of time set forth in their respective records retention policies on the Closing Date or as may be required by Law or any Order; provided, however, that a Party may earlier dispose of any such Books and Records if such Party first affords the other Party the opportunity, at the other Party’s sole cost and expense, a reasonable opportunity to take possession of any such Books and Records.

(b)                                 After the Closing, the Parties shall allow each other reasonable access to and use of the Books and Records, and to personnel having knowledge of the whereabouts or contents of the Books and Records, for legitimate business reasons, such as the preparation of Tax Returns or the prosecution or defense of third party claims or access to information relating to the Excluded Assets or Retained Liabilities.  Notwithstanding anything to contrary contained in this Agreement, the Purchasers and their Affiliates shall not be entitled to any information regarding, or a copy of, any consolidated, combined, affiliated or unitary Tax Return that includes that of the Parent and its Affiliates.

Section 7.11                            Compliance with Bulk Sales Laws.  Subject to the provisions of Section 2.4(j) herein, the Purchasers, the Parent and the Sellers hereby waive compliance by the other with the bulk sales Laws and any other similar Laws in any applicable jurisdiction which may be applicable to the transactions contemplated by this Agreement.

Section 7.12                            Third Party Consents.  Promptly following the date hereof, the Parent shall, and shall cause its controlled Affiliates to, expend commercially reasonable efforts to provide and obtain prior to the Closing any notices and Consents needed to assign or transfer any Purchased Asset to the Purchasers at the Closing.  To the extent that any such Consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an assignment or transfer or attempted assignment or transfer thereof if such assignment or transfer or attempted assignment or transfer would constitute a breach or violation of any agreement or applicable Law.  If any such Consent shall not be obtained at or prior to the Closing, then (a) the Parent, the Sellers and the Purchasers shall use their commercially reasonable efforts in good faith to obtain such Consent as promptly as practicable thereafter and (b) if such Consent is not obtained, the Parties shall use commercially reasonable efforts in good faith to effect any lawful arrangement designed to provide for the Purchasers the benefits after Closing that it would have received, and to subject the Purchaser directly to the obligations thereunder, as if such Consent had been obtained.

Section 7.13                            No Use of Harte-Hanks Name and Supplies.  Nothing in this Agreement gives the Purchasers any rights to the ownership or use of the Harte-Hanks Mark and Logo, other than the rights to use the Harte-Hanks Mark and Logo expressly set forth in this Section 7.13.  As soon as practicable but in no event later than 120 days following the Closing Date, the Purchasers shall remove, strike over, or otherwise obliterate the Harte-Hanks Mark and Logo from all assets and other materials owned by the Purchasers, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems.  The Parent shall have the right to terminate the foregoing license, effective immediately and without prior notice to the Purchasers, if the Purchasers or their Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of the Parent in relation to the use of the Harte-Hanks Mark and Logo.

Section 7.14                            No Solicitation of Competing Proposal.  From and after the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, and except as otherwise provided for in this Agreement, the Parent agrees that neither it nor any of its controlled Affiliates and Representatives shall, directly or indirectly:  (a) negotiate or have any discussions with any other Person, or solicit or accept any offer from any other Person, concerning a possible sale of the Business, in whole or in part, whether structured in the form of a sale of assets, sale of stock, merger, consolidation, recapitalization, business combination or otherwise, or (b) provide to any other Person any non-public information concerning the Business with respect to a possible transaction of the type described in clause (a) above.

Section 7.15                            Publicity.  Prior to the Closing Date, none of the Parties will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of the other Party.  Notwithstanding the above, nothing in this Section 7.15 will preclude any Party from making any disclosures required by any Governmental Entity, Law or stock exchange on which any of its securities are listed or traded; provided, however, that the Party required to make the release or statement shall allow the other Party an opportunity to comment on such release or statement in advance of such issuance.

Section 7.16                            Employee Matters.

(a)                                 Promptly following the execution of this Agreement, the Purchasers shall commence, and promptly complete (during a time period not to exceed ten Business Days after the date of this Agreement), their review of the employees of the Business, which may include interviews, for purposes of determining which employees of the Business to whom they will offer employment following the Closing. Subject to Section 7.16(h), the Purchasers will, or will cause one or more of their Affiliates to, make an offer of at-will employment to all of the employees of the Business.  Such offers of employment will be on terms and conditions, including basic salary, variable pay, employee benefits, position and responsibility that are, in the aggregate, substantially similar to the terms and conditions provided to such employee of the Business by the Parent or its Affiliates immediately prior to the Closing Date. Prior to the Closing, the Purchasers will provide the Parent with a list of employees of the Business to whom a Purchaser has made an offer of employment that has been accepted to be effective as of the opening of business on the Closing Date (the “Transferred Employees”).  Each of the Purchasers

and their Affiliates shall comply in all material respects will applicable Laws relating to the evaluation and hiring process of the employees of the Business.

(b)                                 On the Closing Date, the Sellers shall issue to the employees of the Business checks for all wages, vacation, and other compensation required to be paid to employees of the Business under applicable Law or pursuant to policies and arrangements of the Parent or the Sellers, as applicable, due to employees of the Business with respect to their service through the day prior to the Closing Date, including (i) accrued wages, salary, bonuses, accrued but unused vacation and any similar payments, (ii) reimbursement for expenses owed to employees of the Business through the Closing Date which have been submitted and are otherwise in accordance with the Sellers’ expense reimbursement policies, and (iii) any commissions owing to the employees of the Business on the Closing Date; provided, that for elements of compensation that are not reasonably calculable on or before the Closing Date, the Purchasers shall, following the Closing Date, calculate and pay such compensation as an accommodation to the Sellers (but not as evidence of any assumption of pre-Closing employment related Liabilities of the Sellers or their Affiliates); provided; further, that, to the extent such payments made by the Purchasers are in excess of the accrued reserves therefore the financial statements of the Business at the Closing, such excess shall be considered to be a Retained Liability.

(c)                                  The Parent and the Sellers shall be responsible for the continuation of health plan coverage, and any notices required in connection therewith, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and Sections 601 through 608 of ERISA, for any employee of the Business, or qualified beneficiary under a group health plan covering employees of the Business and/or their dependents, who, prior to the Closing Date, is receiving or is entitled to receive COBRA benefits or who loses health plan coverage in connection with the transactions contemplated in this Agreement.

(d)                                 To the extent that a Transferred Employee commences participation in any employee health and welfare or retirement benefit plan, program or arrangement maintained by the Purchasers or any of their Affiliates (each such plan, program or arrangement, a “Purchasers Plan”) on and after the Closing Date, the Purchasers shall, and shall cause their Affiliates and the applicable Purchasers Plan to (i) credit each Transferred Employee’s service with the Parent or any Subsidiary or any predecessor employers thereto, to the extent credited under the analogous Parent Benefit Plan, as service with the Purchasers for eligibility and vesting periods under such Purchasers Plan (except benefit accrual); provided, however, that in no event shall the Transferred Employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service, (ii) subject to the provisions of the applicable insurance policies, cause any and all preexisting condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such Purchasers Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or were satisfied or not applicable under the analogous Parent Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date, to be waived with respect to such Transferred Employee and such individual’s spouse and eligible dependents who become participants in such Purchasers Plan and (iii) give credit for or otherwise take into account under such Purchasers Plan the out-of-pocket expenses and annual expense limitation amounts paid by each Transferred Employee under the analogous Parent Benefit Plan for the year in which the Closing Date occurs.

(e)                                  The Purchasers shall designate a Purchasers Plan that intends to be a tax-qualified defined contribution plan of the Purchasers or its Affiliates (such plan(s), the “Purchasers Savings Plan”) as promptly as is reasonably practicable following the date of this Agreement. The Purchasers Savings Plan shall provide for the acceptance of rollover contributions by any Transferred Employee who is eligible to participate in such plan, including, but not limited to, the acceptance of in-kind rollovers of outstanding plan loans from the Harte-Harte Investment Plus Plan.

(f)                                   The Purchaser shall take such action as may be necessary or appropriate to permit the in-kind transfer of plan loans from the Harte-Harte Investment Plus Plan to the Purchasers Savings Plan.

(g)                                  As of the Closing Date, the Parent shall provide an accounting to the Purchasers of the account balances of each participant in the Parent’s Healthcare Flexible Spending Accounts program (the “Flex Plan”).  As of the Closing, the Purchasers shall assume liability for such account balances.  The Purchasers shall continue to provide reimbursements to such participants in accordance with the terms of the Flex Plan through the end of 2013 based on the accounting provided by the Parent and as if the Purchaser (or its Affiliate, where applicable) were the sponsor of the Flex Plan.

(h)                                 The Purchasers shall be solely responsible for all obligations and Liabilities (including legal costs of collection, attorneys’ fees and other costs of defense) which the Parent and its Affiliates or Representatives may incur that arise from (i) the hiring, employment and discharge of any Transferred Employee by the Purchasers or any of their Affiliates or related entities following the Closing; (ii) all severance entitlements and other termination costs or entitlements due to or on behalf of any Transferred Employee resulting from the termination of such individual’s employment with the Purchasers following the Closing; and (iii) medical, dental, life, disability and any other welfare benefit plans for claims incurred following the Closing with respect to the Transferred Employees to the extent arising out of services provided to the Purchasers following the Closing.  The Purchasers shall be responsible for (A) any medical or dental expenses incurred after the Closing Date with respect to any Transferred Employee or dependent thereof who as of the Closing Date is hospitalized or who has previously begun a course of treatment that continues following the Closing Date and (B) payment of short-term or long-term disability benefits to which Transferred Employees may become entitled under a Purchaser Plan or as otherwise required by Law, whether or not the condition which gave rise to the salary continuation obligation occurred following the Closing Date.  Except as set forth in Section 7.16(i) below, the Parent shall be solely responsible for, and shall indemnify the Purchaser and its Affiliates or Representatives for, all obligations and Liabilities (including legal costs of collection, attorneys’ fees and other costs of defense) which the Purchaser and its Affiliates or Representatives may incur, which arise from (x) the Parent Benefit Plans, and (y) any actions taken by the Parent, the Sellers or any of their Affiliates with respect to their hiring, employment and discharge of any employee of the Parent, the Sellers or their Affiliates (whether or not such employee becomes a Transferred Employee).

(i)                                     The Purchasers agree that they will hire and retain a sufficient number of employees of the Business such that no violation of the Worker Adjustment and Retraining Notification Act, or any similar Law (including Cal. Labor Code Sections 1400-1408), will result due to the consummation of the transactions contemplated by this Agreement. The Purchasers and their Affiliates hereby specifically agree and acknowledge that they will be exclusively responsible for all notices and other obligations and Liabilities required or imposed under the Worker Adjustment and Retraining Notification Act, or any similar Law (including Cal. Labor Code Sections 1400-1408), with respect to any employee whose employment is terminated (whether as a result of the Purchasers or their Affiliates’ decision not to hire such employee or otherwise) at or following the Closing.

(j)                                    The Purchasers and the Parent hereby agree to follow the alternate procedure for United States employment Tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34. Accordingly, the Parent and its Affiliates shall have no responsibilities with respect to filing and furnishing Internal Revenue Service Forms W-2 and W-3 and 941, and the Purchasers and their Affiliates shall have full United States employment Tax reporting responsibilities with respect to filing and furnishing Internal Revenue Service Forms W-2 and W-3 and 941, for each Transferred Employee subject to United States employment Taxes on and following the Closing Date, to the extent provided under such Rev. Proc. 2004-53, and except to the extent that the Parent provides payroll services to the Purchaser pursuant to the Transition Services Agreement.  The Parent shall, promptly following the Closing, provide to the Purchasers all Internal Revenue Service Forms W-4 and W-5 on file with respect to each Transferred Employee, any written notices received from the Internal Revenue Service under Reg. 31.3402(f)(2)-1(g)(5) of the Code (related to any required backup withholding), and any other accurate information and records reasonably relevant to allow the Purchasers to comply with the reporting requirements under such alternative procedure for United States employment Tax withholding.

Section 7.17                            Litigation Matters.

(a)                                 In the event the Parent or the Sellers is required to defend against, or desires to prosecute, any action, suit or proceeding arising out of a claim pertaining to the business or operations of the Business prior to the Closing Date, the Purchasers shall provide such assistance and cooperation, including without limitation witnesses and documentary or other evidence, as may reasonably be requested by the Sellers in connection with its defense.  The Parent and the Sellers shall reimburse the Purchasers for its reasonable out-of-pocket costs and expenses incurred in providing such assistance and cooperation.

(b)                                 In the event the Purchasers are required to defend against, or desire to prosecute, any action, suit or proceeding arising out of a claim pertaining to a liability assumed or asset acquired by the Purchasers pursuant to this Agreement relating to the business or operations of the Business, the Parent and the Sellers shall provide such assistance and cooperation, including without limitation witnesses and documentary or other evidence, as may reasonably be requested by the Purchasers in connection with its defense.  The Purchasers shall reimburse the Parent and the Sellers for their reasonable out-of-pocket costs and expenses incurred in providing such assistance.

(c)                                  All payments made by the Purchasers, the Parent or the Sellers under this Section 7.17 shall be without regard to any limitation of liability set forth under Article X hereof.

Section 7.18                            Financing.

(a)                                 Each of the Purchasers shall use, and cause their Affiliates to use, its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to:

(i)                                     maintain in full force and effect the Financing Commitment in accordance with the terms and subject to the conditions thereof;

(ii)                                  negotiate definitive agreements with respect to the Financing on the terms and conditions contemplated by the Financing Commitment in all respects;

(iii)                               satisfy on a timely basis all conditions set forth in the Financing Commitment (or definitive agreements entered into with respect to the Financing Commitment); and

(iv)                              consummate and obtain the Financing, prior to Closing, on the terms and conditions (including the flex provisions) set forth in the Financing Commitment and any related fee letter.

(b)                                 Each of the Purchasers shall, and shall cause their Affiliates to:

(i)                                     enforce its rights under the Financing Commitment in the event of a breach thereof by the Financing sources thereunder;

(ii)                                  comply with their respective obligations under the Financing Commitment; and

(iii)                               without the consent of the Parent, not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Financing Commitment or any related fee letters, if such amendment, modification or waiver:

(A)                               reduces the aggregate amount of the Financing from that contemplated in the Financing Commitment;

(B)                               imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner adverse in any respect to the Purchasers, the Parent or the Sellers;

(C)                               amends or modifies any other terms in a manner that would reasonably be expected to (x) delay or prevent the Closing or (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur;

(D)                               adversely impacts the ability of the Purchasers, the Parent or the Sellers to enforce their respective rights against the other parties to the Debt Financing Commitment; or

(E)                                imposes any obligations on the Parent or its Affiliates.

For purposes of clarification, the foregoing shall not prohibit the Purchaser from amending the Financing Commitment and any related fee letter to add additional lender(s) (and affiliates of such additional lender(s)) as a party thereto. Any reference in this Agreement to (x) “Financing” shall include the financing contemplated by the Financing Commitment as amended or modified in compliance with this Section 7.18(b) and (y) “Financing Commitment” shall include such documents as amended or modified in compliance with this Section 7.18(b).

(c)                                  If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Commitment, Purchasers shall promptly (and in any event within two Business Days) so notify the Parent and shall, as promptly as practicable following the occurrence of such event use its commercially reasonable efforts to obtain alternative financing commitments from alternative sources on terms not less favorable in any material respect than those contained in the Financing Commitment to the Purchasers and in an amount at least equal to the Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (an “Alternative Financing Commitment”) which shall replace or supplement the existing Financing Commitment.  The Purchasers shall promptly provide a true, complete and correct copy of each Alternative Financing Commitment (together with any related fee letter) to the Parent.  In the event any Alternative Financing Commitment is obtained, any reference in this Agreement to (i) “Financing” shall include the debt financing contemplated by the Financing Commitment as modified in compliance with this Section 7.18(c), and (ii) “Financing Commitment” shall include the Financing Commitment that is not superseded by an Alternative Financing Commitment at the time in question and the Alternative Financing Commitment entered into in compliance with this Section 7.18(c) to the extent then in effect.  Nothing in this Section 7.18(c) will discharge the obligations of the Purchasers under Section 7.18(b)(i).

(d)                                 The Purchasers shall keep the Parent informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Financing.  Without limiting the generality of the foregoing, the Purchasers shall give the Parent prompt (and in any event within two Business Days) written notice: (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any Financing Commitment or definitive document related to the Financing of which Purchaser or its affiliates becomes aware; (ii) of the receipt of any notice or other communication from any person with respect to any (A) actual or potential default, breach, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing of any provisions of the Financing Commitment or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing or any other event or condition that could reasonably cause a condition to the Financing Commitment not to be satisfied; and (iii) if for any reason any of the Purchasers believe or have determined in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment.  As soon as reasonably practicable, but in any event within two Business Days of the date the Parent delivers the Purchasers a written request, the Purchasers shall provide any information reasonably requested by the Parent relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.  Without limiting the obligations or responsibilities of the Purchasers in Section 7.18(a) or Section 7.18(b), the Purchasers shall use their commercially reasonable efforts to cause the lenders and any other Persons providing Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement if all conditions to closing contained in Article VIII are satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) and shall enforce its rights under the Financing Commitment in order to obtain the Financing.

(e)                                  The Purchasers or their Affiliates shall fully pay any and all commitment fees or other fees in connection with the Financing that become due and payable after the date hereof and prior to or on the Closing Date.

(f)                                   The Parent and each of the Sellers shall use their commercially reasonable efforts to cause the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of the Parent each of the Sellers to reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by the Purchasers, including by (i) participating in a customary and reasonable number of meetings and due diligence sessions with prospective lenders and (ii) furnishing the Purchasers and their lenders with available financial and other pertinent information, that is available to the Parent or the Sellers, regarding the Business.  Nothing in this Section 7.18(f) shall require such cooperation to the extent it would (A) unreasonably interfere with the ongoing operations of the Parent or the Sellers, (B) require the Parent or its Affiliates to agree to pay any fees, reimburse any expenses or give any indemnities, (C) require the Parent or its Affiliates to incur any other liability or obligation, (D) cause any representation or warranty in this Agreement to be breached, (E) cause any condition to Closing set forth in Article VIII to fail to be satisfied or otherwise cause any breach of this Agreement, or (F) require the Parent or its Affiliates to issue any offering or information document or deliver any opinion.  The Parent and its Affiliates shall be indemnified and held harmless by the Purchasers and their Affiliates for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing

ARTICLE VIII.
CONDITIONS

Section 8.1                                   Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligation of each Party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following condition:  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits the consummation of the Closing, and there shall be no suit, action or other proceeding pending by any Governmental Entity that seeks to restrain or prohibit, or any Order in effect and issued by any Governmental

Entity that restrains or prohibits, the consummation of the transactions contemplated by this Agreement.

Section 8.2                                   Conditions to Obligations of the Purchasers to Effect the Closing.  The obligations of the Purchasers to consummate the Closing shall be subject to the waiver or satisfaction on or prior to the Closing Date of each of the following conditions:

(a)                                 Accuracy of Representations and Warranties of the Parent and the Sellers.  The representations and warranties of the Parent and the Sellers contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)                                 Performance of Covenants.  The Parent and the Sellers shall have complied in all material respects with all covenants contained in this Agreement to be performed by them on or prior to the Closing.

(c)                                  Third Party Consents.  The Consents set forth on Schedule 8.2(c) shall have been received.

(d)                           Other Closing Deliveries. Parent shall have delivered to the Purchasers all closing deliveries required by Section 4.2.

Section 8.3                                   Conditions to Obligations of the Parent and the Sellers to Effect the Closing.  The obligations of the Parent and the Sellers to consummate the Closing shall be subject to the waiver or satisfaction on or prior to the Closing Date of each of the following conditions:

(a)                                 Accuracy of Representations and Warranties of the Purchasers.  The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)                                 Performance of Covenants.  The Purchasers shall have complied in all material respects with all covenants contained in this Agreement to be performed by them on or prior to the Closing.

(c)                                  Other Closing Deliveries.  The Purchasers shall have delivered to the Parent all closing deliveries required by Section 4.3.

ARTICLE IX.
TERMINATION

Section 9.1                                   Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date, as follows:

(a)                                 By mutual written consent of each of the Purchasers and the Parent;

(b)                                 By either the Purchasers or the Parent by written notice to the other Parties if (i) the Closing Date shall not have occurred on or before December 17, 2013 (the “Termination Date”) and (ii) the Party (or an Affiliate or such Party) seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have Breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated hereby on or before such date;

(c)                                  By either the Purchasers or the Parent by written notice to the other Parties, if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such Order or other action shall have become final and non-appealable, provided that the Party (or an Affiliate or such Party) seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its commercially reasonable efforts to remove such Order or other action; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (or an Affiliate or such Party) to perform any of its obligations under this Agreement;

(d)                                 By the Parent, if the Purchasers shall have Breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements set forth in this Agreement, which Breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) cannot be cured on or before the Termination Date, provided that, the Parent shall have given the Purchasers written notice, delivered at least 30 days (or, if fewer, such number of days between the date the written notice is provided and the day before the Termination Date, in which case the Parent shall be entitled to terminate this Agreement pursuant to Section 9.1(d) on the day prior to the Termination Date unless the Closing has occurred by such date) prior to such termination, stating the Parent’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination;

(e)                                  By the Purchasers, if the Parent or the Sellers shall have Breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which Breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) cannot be cured on or before the Termination Date, provided that, the Purchasers shall have given the Parent written notice, delivered at least 30 days (or, if fewer, such number of days between the date the written notice is provided and the day before the Termination Date, in which case the Purchasers shall be entitled to terminate this Agreement pursuant to this Section 9.1(e) on the day prior to the Termination Date unless the Closing has occurred by such date) prior to such termination, stating the Purchasers’ intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination; or

(f)                                   By the Parent, if all of the conditions in Article VIII have been and continue to be satisfied or waived (other than those conditions, which by their terms, are not capable of being satisfied until the Closing) and the Purchasers have failed to consummate the transactions contemplated by this Agreement within the earlier of (i) 30 days following the date the Closing should have occurred pursuant to Section 4.1 and (ii) the Termination Date.

Section 9.2                                   Reverse Termination Fee.  If this Agreement is terminated by (a) the Parent pursuant to Section 9.1(d) or Section 9.1(f), or (b) the Parent or the Purchasers pursuant to Section 9.1(b) in circumstances in which all of the conditions in Article VIII have been and continue to be satisfied or waived (other than those conditions, which by their terms, are not capable of being satisfied until the Closing), then, within two Business Days after such termination, the Purchasers shall pay to the Parent a fee of $1,500,000 in cash (the “Reverse Termination Fee”).  After such payment is made, none of the Purchasers or their Affiliates shall have any further liability to the Parent or the Sellers with respect to this Agreement or the transactions contemplated hereby, and if the Reverse Termination Fee is received by the Parent, shall be the sole and exclusive remedy and shall constitute the liquidated damages of Parent, the Sellers or any of their Affiliates with respect to any obligation under, or breach of, this Agreement by Purchasers or any of their Affiliates.

Section 9.3                                   Effect of Termination.

(a)                                 In the event of the termination or abandonment of the Agreement by any Party pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination or abandonment of the transactions is made, and there shall be no liability or obligation thereafter on the part of the Purchasers, the Parent or the Sellers, except that Section 5.18 (Brokers or Finders with respect to the Parent), Section 6.7 (Brokers or Finders with respect to the Purchasers), Section 7.4 (Confidentiality), Section 7.15 (Publicity), Section 9.2 (Reverse Termination Fee), Section 9.3 (Effect of Termination), Section 11.1 (Fees and Expenses) and Section 11.21 (Guarantee) of this Agreement shall remain in full force and effect and survive the termination of this Agreement; provided, however, that if such termination results from (i) fraud, (ii) the intentional Breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement or (iii) the Purchasers’ failure to pay any portion of the Cash Purchase Price in circumstances where it is obligated to close the transactions contemplated hereby, the Parent or the Purchasers, as the case may be, shall be fully liable for any and all damages of the other Party as a result of such Breach or failure.

ARTICLE X.
INDEMNIFICATION

Section 10.1                            Survival of Representations, Warranties and Covenants.  Subject to the limitations and other provisions of this Agreement, including the provisions of this Article X, the representations and warranties of the Parties shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Parent, the Sellers or the Purchasers, for a period of twelve months after the Closing Date; provided that, the representations and warranties in Section 5.1 (Existence), Section 5.2, (Authorization), Section 5.3 (Binding Agreement),  Section 5.13 (Environmental Matters), Section 5.18 (Brokers or Finders), Section 6.1 (Organization) Section 6.2 (Authorization; Binding Agreement) and Section 6.7 (Brokers or Finders) (collectively, the “Fundamental Representations”) shall survive for a period of four (4) years after the Closing, and the representations and warranties in Section 5.12 (Employee Benefit Plans), and Section 5.16 (Tax Matters) (collectively, the “SOL Representations”) shall survive until the expiration of the applicable statute of limitations with respect thereto; and provided further, that claims for indemnification pursuant to Section 10.2(a) or Section 10.3(a), as applicable, first asserted in writing with specificity within such periods shall not be extinguished after such periods.  The covenants of the Parties contained in Section 7.1, Section 7.2(a), Section 7.3, Section 7.5, Section 7.14 and Section 7.15 shall not survive the Closing and shall thereupon terminate.  The covenants of the Parties contained in Section 7.2(b), Section 7.2(c), Section 7.4, Section 7.6, Section 7.7, Section 7.8, Section 7.9, Section 7.10, Section 7.11, Section 7.12, Section 7.13, Section 7.16 and Section 7.17 shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 10.2                            Indemnification by the Parent.

(a)                                 In the event the Closing occurs, the Parent shall defend, indemnify and hold the Purchasers, any Affiliate of the Purchasers or their respective current or future Representatives, controlling persons, successors and permitted assigns (collectively, “Purchasers Indemnified Parties”) harmless from and against and in respect of any and all Losses incurred by any such Purchasers Indemnified Party arising out of or in connection with (i) any Breach by the Parent or the Sellers of any of the representations and warranties contained in Article V or in any certificate or certified statement delivered pursuant hereto, (ii) any Breach by the Parent or the Sellers any of their respective covenants or agreements in this Agreement, (iii) the Excluded Assets, (iv) the Retained Liabilities, (v) any fees, costs or expenses owed to Dirks, Van Essen & Murray or any other broker or financial advisor, (vi) Parent’s or Sellers’ portion of the Property Taxes for which the Parent is liable pursuant to Section 7.8, (vii) any Liabilities for Taxes arising from or related to the Parent’s, Sellers’ and their Affiliates’ ownership of the Purchased Assets or operation of the Business on or prior to the Closing Date. provided, however the Parent shall have no liability for any Taxes or Liabilities with respect to Taxes that are (A) attributable to any transaction outside the ordinary course of business of the Parent’s, Sellers’ or their Affiliates’ ownership of the Purchased Assets or operation of the Business entered into by the Purchasers or their Affiliates or at the direction of the Purchasers or their Affiliates that occurs on the Closing Date after the Closing, or (B) attributable to Taxes with respect to any taxable period or portion thereof beginning on or after the Closing Date, and (viii) any third party claims arising out of events, facts or circumstances occurring or existing on or prior to the Closing and relating to the conduct of the Business prior to the Closing (but, in any event, not including any Assumed Liabilities).

(b)                                 The foregoing obligation to indemnify the Purchasers Indemnified Parties set forth in Section 10.2(a) shall be subject to each of the following limitations:

(i)                                     no indemnification for Losses asserted against the Parent under clause (i) of Section 10.2(a) (other than with respect to Losses asserted with respect to the Fundamental Representations and the SOL Representations, which shall not be subject to this limitation) shall be required unless the aggregate amount of Losses incurred by the Purchasers Indemnified Parties with respect to the event or occurrence giving rise to such Losses exceeds $10,000;

(ii)                                  no indemnification for Losses asserted against the Parent under clause (i) of Section 10.2(a) (other than with respect to Losses asserted with respect to the Fundamental Representations and the SOL Representations, which shall not be subject to this limitation) shall be required unless and until the cumulative amount of such Losses equals or exceeds $300,000 (the “Parent Deductible”), and then the Parent shall indemnify Purchasers for all Losses, including the amount of the Parent Deductible; and

(iii)                               the Parent’s aggregate liability to the Purchasers Indemnified Parties under clause (i) of Section 10.2(a) (other than with respect to Losses asserted with respect to the Fundamental Representations and the SOL Representations, which shall not be subject to this limitation) for Losses in excess of the Parent Deductible shall not exceed $3,000,000 in the aggregate.

(c)                                  If the Closing occurs, except in the case of fraud or intentional misrepresentation, the indemnity provided in this Section 10.2 shall be the sole and exclusive remedy of the Purchasers and the Purchasers Indemnified Parties against the Parent and its Affiliates at law or in equity for any matter covered by Section 10.2(a).

(d)                                 Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of the Parent and its Affiliates pursuant to this Agreement exceed the Purchase Price that is received by the Parent pursuant to this Agreement.

(e)                                  The Parent shall have no obligation to indemnify the Purchasers Indemnified Parties with respect to any Pre-Closing Environmental Liabilities:  (i) if the Purchaser has conducted any invasive testing, before or after the Closing Date, without express prior authorization from the Parent, and (ii) unless the Parent is provided notice asserting a claim for indemnification for such Pre-Closing Environmental Liabilities on or before the three year anniversary of the Closing Date.

Section 10.3                            Indemnification by the Purchasers.

(a)                                 In the event the Closing occurs, the Purchasers shall, jointly and severally, defend, indemnify and hold the Parent, any Affiliate of the Parent or their respective current or future Representatives, controlling persons, successors and permitted assigns (collectively, the “Parent Indemnified Parties”) harmless from and against and in respect of any and all Losses incurred by any such Parent Indemnified Party arising out of or in connection with (i) any Breach by the Purchasers of any of the representations and warranties contained in Article VI or in any certificate delivered pursuant hereto, (ii) any Breach by the Purchasers of any of their covenants or agreements in this Agreement, (iii) the ownership, operation or use of the Business or the Purchased Assets on or after the Closing Date, (iv) the Assumed Liabilities, (v) Purchasers’

portion of Transfer Taxes, Property Taxes for which the Purchasers are liable pursuant to Section 7.8, and (vi) any Liabilities for Taxes arising from or related to the Purchasers’ and their Affiliates’ ownership of the Purchased Assets or operation of the Business after the Closing Date.

(b)                                 The foregoing obligation to indemnify the Parent Indemnified Parties set forth in Section 10.3(a) shall be subject to each of the following limitations:

(i)                                     no indemnification for Losses asserted against the Purchasers under clause (i) of Section 10.3(a) (other than with respect to Losses asserted with respect to the Fundamental Representations, which shall not be subject to this limitation) shall be required unless the aggregate amount of Losses incurred by the Parent Indemnified Parties with respect to the event or occurrence giving rise to such Losses exceeds $10,000;

(ii)                                  no indemnification for Losses asserted against the Purchasers under clause (i) of Section 10.3(a) (other than with respect to Losses asserted with respect to the Fundamental Representations, which shall not be subject to this limitation) shall be required unless and until the cumulative amount of such Losses equals or exceeds $300,000 (the “Purchasers Deductible”), and then only to the extent that the cumulative amount of Losses, as finally determined, exceeds the Purchasers Deductible; and

(iii)                               the Purchasers’ aggregate liability to Parent Indemnified Parties under clause (i) of Section 10.3(a) (other than with respect to Losses asserted with respect to the Fundamental Representations, which shall not be subject to this limitation) for Losses in excess of the Purchasers Deductible shall not exceed $3,000,000 in the aggregate.

(c)                                  If the Closing occurs, except in the case of fraud or intentional misrepresentation, the indemnity provided in this Section 10.3 shall be the sole and exclusive remedy of the Parent and the Parent Indemnified Parties against the Purchasers at law or in equity for any matter covered by Section 10.3(a).

(d)                                 Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of the Purchasers pursuant to this Agreement exceed the Purchase Price that is received by the Parent pursuant to this Agreement.

Section 10.4                            Indemnification Procedure.

(a)                                 All claims for indemnification by a Purchasers Indemnified Party or a Parent Indemnified Party (an “Indemnified Party”) shall be asserted and resolved as set forth in this Section 10.4.  As soon as is reasonably practicable after an Indemnified Party or any of its respective Affiliates, Representatives, successors and permitted assigns, as the case may be, becomes aware of any claim for which it is entitled to recover Losses under this Article X, such Indemnified Party shall notify the other Party (the “Indemnifying Party”) in writing (the “Claim Notice”), which Claim Notice shall describe the claim in reasonable detail and shall specify, in reasonable detail, the facts underlying the nature of the claim, the basis for indemnification, copies of all material written materials relating to such claim, and a reasonable estimate of Losses under such claim.  The failure of any Indemnified Party to promptly give any Indemnifying Party such Claim Notice shall not preclude such Indemnified Party from obtaining indemnification under this Article X except to the extent that such Indemnified Party’s failure has materially prejudiced the Indemnifying Party’s rights or materially increased its Liabilities hereunder.

(b)                                 In the event that any claim or demand for which an Indemnifying Party may be liable to any indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 20 days following such Indemnified Party’s receipt of such claim or demand, provide the Indemnifying Party with a Claim Notice.

(c)                                  The Indemnifying Party shall have 15 days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party: (i) whether or not the Indemnifying Party disputes its liability to the indemnified Party with respect to such claim or demand; and (ii) in the case of a third party claim, whether or not it will defend the Indemnified Party against such claim or demand.  If the Indemnifying Party declines to defend the claim or demand, then the reasonable costs and expenses incurred by the Indemnified Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party if the Indemnifying Party does not dispute its liability or if the Indemnifying Party does dispute its liability and the resolution of such dispute is against the Indemnifying Party.  In the event that the Indemnifying Party elects to defend the Indemnified Party, it shall notify the Indemnified Party within the Notice Period that it will defend and accepts its obligation to indemnify the Indemnified Party against such claim or demand pursuant to this Agreement.  The Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense.  If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense.  If the Indemnifying Party assumes the defense, the Indemnified Party shall not settle a claim or demand for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of an Order that would restrict the future activity or conduct of the Indemnified Party, but if such consent is unreasonably withheld, conditioned or delayed the Indemnified Party shall be liable to the Indemnifying Party for all additional liability or cost incurred by the Indemnifying Party as a result thereof.  The Indemnified Party and the Indemnifying Party will diligently and fully cooperate in all respects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge arising in connection with a claim or demand, including by providing access, during normal business hours, to (x) relevant facilities, (y) to relevant business records and other documents, and (z) employees, officers and other relevant persons.  The Indemnifying Party shall use its reasonable efforts to defend all such claims.

(d)                                 In calculating amounts payable to an Indemnified Party, the amount of any Loss shall be determined without duplication of any other Loss for which a Claim Notice has been given and shall be computed net of (i) payments recovered by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Loss and (iii) any net Tax Benefits of such Indemnified Party attributable to such Loss.  If an Indemnified Party receives an amount under insurance coverage or from any other Person (other than a Party to this Agreement) with respect to Losses sustained at any time subsequent to any indemnification provided pursuant to this Article X, such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by the Indemnified Party (but in no event in excess of the amount paid by the Indemnifying Party in connection with the indemnification claim giving rise thereto).

Section 10.5                            Procedures Related to Tax Contests.

(a)                                 If any Tax Contest commenced or initiated against the Purchasers by any taxing authority after the date hereof, would, if successful, require the Parent to make an indemnity payment pursuant to Section 10.2(a), the Parent shall have the right (but not the obligation), upon timely written notice, to elect to control, defend, settle, compromise, or contest such Tax Contest; provided, however, that, notwithstanding anything to the contrary set forth herein, (i) the Parent shall keep the Purchasers fully informed of any proceedings, events and developments related to or in connection with such Tax Contest; (ii) the Purchasers shall be entitled to receive copies of all correspondence and documents related to such Tax Contest; (iii) the Parent shall consult with the Purchasers and shall not enter into any settlement with respect to any such Tax Contest without the Purchasers’ prior written consent, which shall not be unreasonably withheld, delayed or conditioned; or (iv) at its own cost and expense, the Purchasers shall have the right to participate in (but not control) the defense of such Tax Contest.  Except as provided in subsection (iv) above, the costs and expenses (including the cost of counsel) incurred in contesting any such Tax Contest shall be borne by the Parent.  The Purchasers shall give the Parent prompt written notice of any Tax Contest (which in any event shall be within thirty (30) days of receiving notice of such Tax Contest) which may give rise to any indemnity obligation under Section 10.2(a).  Failure to give prompt notice shall not affect the indemnification obligations thereunder in absence of actual prejudice. The Purchasers and their Affiliates (including the Subsidiaries after the Closing) shall cooperate with the Parent in pursuing such Tax Contest.  The Parent shall reimburse the Purchasers or such Affiliates for any reasonable out-of-pocket expenses incurred in connection with such cooperation, including the cost of counsel.  If the Parent does not elect to control such Tax Contest, the Purchasers shall control such Tax Contest but shall provide the Parent the same rights that the Purchasers have in the event the Parent elects to control such Tax Contest pursuant to clauses (i) through (iv) above.

(b)                                 Notwithstanding any other provision of this Agreement, the Parent shall not have the right to control, defend, settle, compromise or contest any Tax Contest to the extent that the Purchasers and their Affiliates waive their right to indemnification from the Parent with respect to such Tax Contest.

Section 10.6                            Limitations on Liability.  In addition to the any other limitations on the liabilities of the Parties provided for herein:

(a)                                 EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE PARENT AND THE SELLERS MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF THE ASSETS, WHETHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR WITH RESPECT TO ANY PROJECTIONS.

(b)                                 Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant or agreement.

(c)                                  In no event shall any Indemnified Party be entitled to indemnification pursuant to this Article X to the extent the Losses were attributable to such Indemnified Party’s own gross negligence, willful misconduct or illegal conduct.

(d)                                 The Indemnified Party shall expend commercially reasonable efforts to mitigate any Losses within a reasonable time after actually becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.

(e)                                  Other than in connection with fraud or intentional misrepresentation, in no event shall the Parent or the Purchasers be liable under this Article X for, and the term “Loss” shall not include, any incidental damages, consequential damages, indirect damages, punitive damages, special damages, any damages based on any kind of multiple, or claims for lost profits or diminution of value, in each case of any kind or nature, regardless of the form of action through which any of the foregoing are sought.

ARTICLE XI.
MISCELLANEOUS

Section 11.1                            Fees and Expenses.  Except as otherwise provided in this Agreement, the Parent (together with the Sellers) and the Purchasers shall each pay their respective expenses (including legal, investment banking, finder’s, broker’s and accounting fees) incurred in connection with the origination, negotiation and execution of this Agreement.

Section 11.2                            Amendment and Modification.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties.  No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  The waiver by any Party of a Breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent Breach.

Section 11.3                            Notices.  All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, facsimiled or emailed (with a confirmation copy sent by one of the other methods authorized in this Section), sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following respective addresses (or at such other address for any such Party as shall be specified by like notice):

if to the Purchasers, to:

Pennysaver USA, LLC
10250 Constellation Blvd, Suite 1750
Los Angeles, CA 90067
Attn:  Matthias Gundlach
Fax:
Email: mgundlach@opengatecapital.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2000 Avenue of the Stars

Suite 400 North Tower

Los Angeles, California 90067-4704

Attn:  Jeffrey Baglio

Fax:   (310) 595-3300

Email:  jeff.baglio@dlapiper.com

if to the Parent or the Sellers, to:

Harte-Hanks, Inc.
9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216
Attn:           Robert L. R. Munden
Fax:              (210) 829-9139
Email:   General_Counsel@Harte-Hanks.com

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP
111 Congress Avenue, Suite 1700
Austin, Texas 78701
Attn:          J. Matthew Lyons
Fax:             (512) 320-9292

All such notices shall be deemed delivered upon the earlier to occur of (a) receipt by the Party to whom such notice is personally delivered, (b) if sent by facsimile machine or electronic mail, on the Business Day such notice is sent if sent (as evidenced by the facsimile confirmed receipt or email confirmed “sent”) prior to 5:00 p.m. Austin, Texas time and, if sent after 5:00 p.m. Austin, Texas time, on the Business Day after which such notice is sent, (c) on the first Business Day following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service, or (d) the fifth Business Day following deposit thereof with the U.S. Postal Service as aforesaid.  Each Party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

Section 11.4                            Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile and .pdf file), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties to this Agreement need not execute the same counterpart.

Section 11.5                            Entire Agreement; No Third Party Beneficiaries.  This Agreement, the Schedules and Exhibits, the Confidentiality Agreement and the Ancillary Agreements set forth the entire understanding of the Parties, and no modifications or amendments to this Agreement shall be binding on the Parties unless in writing and signed by the Party or Parties to be bound by such modification or amendment.  Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any Person not a Party to this Agreement any rights or remedies under or by reason of this Agreement, except for those third party beneficiaries set forth in Section 10.2(a) and Section 10.3(a).

Section 11.6                            Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 11.7                            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

Section 11.8                            Enforcement; Venue.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware located in Wilmington, Delaware, or if such court does not have jurisdiction, the Court of Chancery of the State of Delaware, County of New Castle, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby.  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.3 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby in (a) the United States District Court for the District of Delaware or (b) the Court of Chancery of the State of Delaware, County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.9                            WAIVER OF JURY TRIAL.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PURCHASERS OR THE SELLERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 11.10                     Dispute Resolution.  If any controversy or claim arising out of or relating to this Agreement (other than controversies or claims for which a dispute mechanism is specifically provided) or any event under Section 9.1 permitting termination of this Agreement (the “Controversy”), the Purchasers and the Parent will first attempt in good faith to have the Controversy discussed by senior executives of the Parties.  The disputing Party shall give the other Party written notice (the “Notice”) of the Controversy.  Within thirty calendar days from the date of receipt of the Notice, the receiving Party shall submit to the disputing Party its written response (the “Response”).  The Notice and the Response shall include: (a) a statement in reasonable detail of such Party’s position and (b) the name and title of the senior executive who will represent that Party.  Promptly after receipt of the Response (but in no event later than thirty calendar days from the date of receipt of the Response) the senior executives shall meet, along with a legal representative if desired, at a mutually acceptable time and place, or by telephone, to discuss in good faith a resolution of the Controversy.  Neither Party shall commence a legal action with respect to the Controversy until the above-mentioned time periods have elapsed except for legal actions seeking immediate injunctive relief.

Section 11.11                     Extension; Waiver.  At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 11.12                     Schedules and Exhibits.  All Exhibits and Schedules hereto are hereby incorporated by reference and made a part of this Agreement.  Any fact or item which is disclosed on any Schedules or Exhibit to this Agreement or in the Financial Statements in such a way as to make its relevance to a representation or warranty made elsewhere in this Agreement or to information called for by another Schedule or Exhibit to this Agreement reasonably apparent, shall be deemed to be an exception to such representation or warranty, or to be disclosed on such other Schedule or Exhibit, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.  Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

Section 11.13                     Delivery.  For purposes of this Agreement, references to the term “delivered by the Parent,” “delivered to the Purchasers” or “furnished or made available to the Purchasers” or similar expressions shall mean that the Parent or its Affiliates have: (a) posted such materials to the Data Room and have given Purchasers and their Representatives access to the materials so posted, (b) set forth such materials in the Schedules; or (c) has otherwise made such materials available in writing to the Purchasers, in each case no later than two Business Days prior to the execution of this Agreement or Closing, respectively.

Section 11.14                     Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so will be void, except that by delivery of written notice thereof a Party may assign any or all of its rights, interests and obligations hereunder to a wholly owned Subsidiary, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve the Party of its obligations hereunder.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.  Notwithstanding the above, following the Closing, the Purchasers’ rights to receive any payments for indemnification pursuant to Article X may, upon reasonable prior notice to the Parent and the Sellers, be collaterally assigned to the Purchasers’ lenders; provided, however, that any such collateral assignment shall not relieve the Purchasers or their Affiliates of any obligations under this Agreement and shall not be deemed to create any third party beneficiary rights under this Agreement.

Section 11.15                     Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity, including monetary damages, that may be available to it.

Section 11.16                     No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 11.17                     Headings.  The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.18                     Interpretation.

(a)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b)                                 The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, Section, paragraph, clause, Exhibit and Schedule references are to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)                                  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)                                 A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(e)                                  A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f)                                   The word “or” shall not be exclusive.

(g)                                  References to “$” or “dollars” are to United States dollars.

(h)                                 A defined term has its defined meaning throughout this Agreement and in each Exhibit or Schedule, regardless of whether it appears before or after where it is defined.

Section 11.19                     Section 25359.7 of Health and Safety Code.  Section 25359.7 of the California Health and Safety Code may require owners of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substance has come to be located on or beneath the real property to provide written notice of such to a purchaser of the real property.  The Sellers and the Parent inform the Purchasers that the sole inquiry and investigation the Sellers and the Parent have conducted in connection with the environmental condition of the Owned Real Property is to obtain and/or review the environmental assessment and study of certain real property adjacent to the Owned Real Property, a copy of which has been provided to the Purchasers.  In furtherance of the foregoing, (a) the Purchasers acknowledge the Purchasers’ receipt of the notice given by the preceding sentences and pursuant to Section 25359.7 of the California Health and Safety Code; (b) the Purchasers are, or will be prior to the Closing, fully aware of the matters described in such environmental reports; and (c) after receiving advice of the Purchasers’ legal counsel, each of the Purchasers waives any and all rights such Purchaser may have to assert that the Sellers or the Parent have not complied with the requirements of Section 25359.7 of the California Health and Safety Code.

Section 11.20                     Natural Hazard Disclosure.  The Purchasers acknowledge that the Sellers and the Parent may, but are not obligated to, deliver to the Purchasers a Natural Hazard Disclosure Statement in the form provided under California Law if the Owned Real Property lies within the following natural hazard areas or zones (the “Natural Hazard Areas”):  (a) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1102.17); (b) an area of potential flooding (California Government Code Section 8589.4); (c) a very high fire hazard severity zone (California Government Code Section 51183.5); (d) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (e) an earthquake fault zone (Public Resources Code Section

2621.9); or (f) a seismic hazard zone (Public Resources Code Section 2694).  If the Sellers or the Parent elect to deliver a Natural Hazard Disclosure Statement to the Purchasers, the Natural Hazard Disclosure Statement will purport to show whether the Owned Real Property is located in a Natural Hazard Area based upon the examination by a third party of the maps and other information specifically made available to the public by government agencies with respect to the Natural Hazard Areas. For the purpose of this Agreement, the provisions of Civil Code Section 1103.4 regarding non-liability of the Sellers and the Parent for errors or omissions not within the personal knowledge of the Sellers and the Parent shall be deemed to apply and such third party preparing the Natural Hazard Disclosure Statement shall be deemed to be an expert, dealing with matters within the scope of the third party’s expertise with respect to the examination and written report regarding the natural hazards referred to above.  The Purchasers acknowledge and agree as follows:  (i) the Purchasers are sophisticated investors in commercial real estate and possess the expertise to assess whether the Owned Real Property is located in any of the Natural Hazard Areas, and the impact on the Purchasers’ use, operation, ownership and enjoyment of the Owned Real Property if the Owned Real Property is located in any of the Natural Hazard Areas; (ii) prior to the Closing, independent of any Natural Hazard Disclosure Statement, the Purchasers shall have determined or had an opportunity to determine whether the Owned Real Property is located in any of the Natural Hazard Areas and will have assessed or had an opportunity to assess the impact on the Purchasers’ use, operation, ownership and enjoyment of the Owned Real Property if the Owned Real Property is located in any of the Natural Hazard Areas; and (iii) the Purchasers are not relying on any Natural Hazard Disclosure Statement (if one is delivered) in consummating the transactions contemplated hereby.

Section 11.21                     Guarantee.

(a)                           The Guarantor represents and warrants to the Parent as follows:

(i)                                     The Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, be material nor would have a material impact on the ability of the Guarantor to timely to perform its obligations under this Agreement;

(ii)                                  The Guarantor has all necessary power or authority required, including the taking of all necessary actions, as applicable, by its officers, directors, partners, and equity holders, for the authorization, execution and delivery of this Agreement, the performance of its obligations hereunder.  The Guarantor has full power and authority to enter into this Agreement, and such agreement constitutes, or upon its execution and delivery in accordance with this Agreement will constitute, a valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (B) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding may be brought;

(iii)                               The execution, delivery or performance of this Agreement and the consummation by the Guarantor of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the Guarantor’s organizational documents, (B) conflict with, result in a violation or breach of, or constitute, with or without the giving of notice or the lapse of time or both, a default or give rise to any right of termination, cancellation or acceleration under, the terms of any note, bond, indenture, mortgage or agreement to which the Guarantor is a party or by which the Guarantor or any of its Affiliates are bound, or (C) violate any Law or Order applicable to the Guarantor, except, in each case, for any such conflict, violation, breach or default which would not, individually or in the aggregate, be material nor would have a material impact on the ability of the Guarantor to timely to perform its obligations under this Agreement; and

(iv)                              The Guarantor has, and will have until the earlier of the Closing or the Termination Date, cash resources equal to or in excess of the Reverse Termination Fee.

(b)                           The Guarantor guarantees the full and punctual payment of the Reverse Termination Fee pursuant to Section 9.2.  Upon any failure by the Purchasers to punctually pay the Reverse Termination Fee in accordance with the terms of this Agreement, the Guarantor shall forthwith, on demand of the Parent, pay the amount not so paid in accordance with the terms of this Agreement.  The guarantee contemplated by this Article XI shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement whether or not the Guarantor received notice of the same, and the Guarantor hereby waives all need for notice of the same.

(c)                            The provisions of this Section 11.21 are a continuing guarantee, may not be revoked or terminated and shall remain in full force and effect and shall be binding upon the Guarantor, its successors and assigns (and shall inure to the benefit of the Parent and the Sellers and be enforceable by the Parent and the Sellers against such successors and assigns) until the Reverse Termination Fee has been paid in full.

(d)                           The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Reverse Termination Fee and notice of or proof of reliance by the Parent or the Sellers upon this Section 11.21 or acceptance of this Section 11.21.  The Reverse Termination Fee shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Section 11.21, and all dealings between the Purchasers or the Guarantor, on the one hand, and the Parent and the Sellers, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Section 11.21.  When pursuing its rights and remedies hereunder against the Guarantor, the Parent shall be under no obligation to pursue such rights and remedies it may have against Purchasers or any other Person for the Reverse Termination Fee or any right of offset with respect thereto, and any failure by the Parent to pursue such other rights or remedies or to collect any payments from the Purchasers or any such other Person or to realize upon or to exercise any such right of offset shall not relieve the Guarantor of any liability under this Section 11.21.

(e)                            The Guarantor hereby expressly and irrevocably waives any and all (a) rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Parent or the Sellers, (b) defenses on the basis of promptness, diligence, notice of acceptance hereof, presentment, demand for payment, notice of non-performance, default, dishonor, protest, notice of the incurrence of the Reverse Termination Fee and any notice of any kind, (c) all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Law now or hereafter in effect, (d) any right to require the marshaling of assets of one or both of the Purchasers, or any other Person liable with respect to the Reverse Termination Fee or this Agreement, and (e) all suretyship defenses generally.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 11.21 are knowingly made in contemplation of such benefits and after seeking the advice of counsel.  The Guarantor hereby unconditionally acknowledges and agrees that it shall not, directly or indirectly, institute any proceeding or make any claim asserting that this Section 11.21 is illegal, invalid or unenforceable in accordance with its terms.

(f)                             Following the date of this Agreement, the Guarantor will use its reasonable best efforts (i) to cause the Purchasers to have sufficient funds to consummate the transactions contemplated hereby, including the difference between the Cash Purchase Price and the amount of the Financing, and (ii) to cause the Purchasers to take all other actions contemplated this Agreement, prior to Closing, including Section 7.18.

(g)                            The Guarantor agrees to, and consents to abide by, the provisions of Article XI of this Agreement, and the Guarantor shall be deemed a “Party” for purposes of Article XI of this Agreement.

[Execution page follows.]

IN WITNESS WHEREOF, the Purchasers, the Sellers and the Parent have caused this Asset Purchase Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

THE PURCHASERS:

PENNYSAVER USA PUBLISHING, LLC

By: Pennysaver USA, LLC, its Manager

By: Pennysaver Investors, LLC, its Manager

By: OpenGate Capital Group, LLC, its Manager

By:	/s/ Andrew Nikou
	Name:	Andrew Nikou
	Title:	Manager

PENNYSAVER USA PRINTING, LLC

By: Pennysaver USA, LLC, its Manager

By: Pennysaver Investors, LLC, its Manager

By: OpenGate Capital Group, LLC, its Manager

By:	/s/ Andrew Nikou
	Name:	Andrew Nikou
	Title:	Manager

SIGNATURE PAGES TO

ASSET PURCHASE AGREEMENT

ORBITER PROPERTIES, LLC

By: Pennysaver USA, LLC, its Manager

By: Pennysaver Investors, LLC, its Manager

By: OpenGate Capital Group, LLC, its Manager

By:	/s/ Andrew Nikou
	Name:	Andrew Nikou
	Title:	Manager

THE GUARANTOR:

OPENGATE CAPITAL MANAGEMENT, LLC

By:	/s/ Andrew Nikou
	Name:	Andrew Nikou
	Title:	Manager

SIGNATURE PAGES TO

ASSET PURCHASE AGREEMENT

THE SELLERS:

HARTE-HANKS SHOPPERS, INC.

By:	/s/ Douglas Shepard
	Name:	Douglas Shepard
	Title:	Executive Vice President

SOUTHERN COMPRINT CO.

By:	/s/ Douglas Shepard
	Name:	Douglas Shepard
	Title:	Executive Vice President

THE PARENT:

HARTE-HANKS, INC.

By:	/s/ Douglas Shepard
	Name:	Douglas Shepard
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGES TO

ASSET PURCHASE AGREEMENT